Exhibit 10.5

FINANCING AGREEMENT

Dated as of October 31, 2003

by and between

NATIONAL RENTAL GROUP FINANCING INC.,

and

DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC

i

4.21	Environmental, Safety and Health Matters		17
4.22	Government Contracts		18
4.23	Purchase and Other Commitments and Outstanding Bids		18
4.24	Investments		18
4.25	Disclosure		19
4.26	Survival of Representations and Warranties		19
4.27	Commercial Transaction		19
4.28	Agricultural Use		19
4.29	Organizational Structure		19
4.30	Master Lease		20
4.31	One-Way Rental Documents		20

SECTION 5. COVENANTS			20
5.01	Affirmative Covenants		20
	(a)	Financial Statements and Other Information	20
	(b)	Payment of Indebtedness	22
	(c)	Maintenance of Books and Records; Consultations and Inspections	22
	(d)	Payment of Taxes	22
	(e)	Payment of Claims	23
	(f)	Corporate Existence	23
	(g)	Maintenance of Property	23
	(h)	Performance of Agreements	23
	(i)	Compliance with Laws, Regulations, Etc.	23
	(j)	Environmental Matters	23
	(k)	ERISA Compliance	25
	(l)	Notices	25
	(m)	Insurance	26
	(n)	[Reserved]	27
	(o)	[Reserved]	27
	(p)	Use of Vehicles	27
	(q)	DCMC Vehicles Only	27
	(r)	Additional Actions by Lender	27
	(s)	No Party as Owner Other Than Borrower	28
	(t)	Application for and Delivery of Certificates of Title	28
	(u)	Master Lease	28
	(v)	Program Requirements	29
	(w)	No Party as Lienholder Other than Lender	29
	(x)	Capital Contribution	29
	(y)	Blocked Account	29
	(z)	Further Assurances	30
	(aa)	Separate Corporate Existence of the Borrower	30
5.02	Negative Covenants of Borrower		31
	(a)	Limitation on Liens	31
	(b)	Consolidation, Merger, Sale of Assets, Dissolution, Etc.	31
	(c)	Sale and Leaseback Transactions	32

	(d) Transactions with Affiliates	32
	(e) Changes in Nature of Business	32
	(f) Fiscal Year	32
	(g) Location of Collateral	32
	(h) Master Lease	32
	(i) Pension Plans	33
	(j) Acquisitions	33
	(k) Transactions Not in Ordinary Course of Business	33
	(l) Amendment of Articles of Incorporation or By-Laws	33
	(m) Insolvency, Appointment of Receivers, Etc	33
	(n) Subsidiaries	33
	(o) Ownership of Subsidiaries	33

SECTION 6. EVENTS OF DEFAULT AND REMEDIES		34
6.01	Events of Default	34
6.02	Termination of Funding; Acceleration	36
6.03	Rights and Remedies Generally	36
6.04	Entry Upon Premises and Access to Information	36
6.05	Certain Notification by Lender	37
6.06	Sale or Other Disposition of Collateral by Lender	37
6.07	Lender’s Care of Collateral	38
6.08	Power of Attorney	38
6.09	Waiver of Demand	39
6.10	Waiver of Notice	39

SECTION 7. DEFINITIONS		39
7.01	Certain Defined Terms	39
7.02	Accounting Terms and Determinations	51
7.03	Construction	51
7.04	Continuance of and Event of Default	51

SECTION 8. GENERAL		51
8.01	No Waiver	51
8.02	Costs and Expenses	52
8.03	General Indemnity	52
8.04	Notices	53
8.05	Lender’s Books and Records	54
8.06	Governing Law; Amendments	54
8.07	Headings for Convenience	54
8.08	Binding Agreement	54
8.09	Counterparts	54
8.10	Resurrection of Borrower’s Obligations	54
8.11	Marshalling	55
8.12	Equitable Relief	55

8.13	Independence of Covenants	55
8.14	Joint Participation	55
8.15	Brokers	55
8.16	Partial Invalidity	55
8.17	Waiver of Jury Trial; Consent to Jurisdiction	55
8.18	No Oral Agreements; Entire Agreement	56

SCHEDULES AND EXHIBITS

Schedule 2.02(b)	Authorized Individuals
Schedule 2.06	Payment Account
Schedule 4.03	Subsidiaries
Schedule 4.07	Litigation
Schedule 4.12	Existing Liens
Schedule 4.16	Patents, Trademarks, Copyrights and Trade Names
Schedule 4.20	Employment and Other Agreements
Schedule 4.21	Environmental, Safety and Health Matters
Schedule 4.24	Existing Investments
Schedule 4.29	Organizational Structure
Schedule 4.31	One-Way Rental Documents
Schedule 5.01(m)	Insurance
Exhibit A	Promissory Note
Exhibit B	Borrowing Notice
Exhibit C	Security Agreement
Exhibit D	Legal Opinions
Exhibit E	Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement
Exhibit F	Certificate of Chief Financial Officer
Exhibit G	DCMC Guaranteed Depreciation Program as of July 1, 2003
Exhibit H	Acknowledgment and Consent to Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement
Exhibit I	Security Agreement (Advances)
Exhibit J	Vehicle Title and Lienholder Nominee Agreement
Exhibit K	Pay Off Letter

FINANCING AGREEMENT

THIS FINANCING AGREEMENT (this “Agreement”), dated as of the 31st day of October, 2003, by and among NATIONAL RENTAL GROUP FINANCING INC., a Delaware corporation (“Borrower”) and DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC (“Lender”).

WITNESSETH:

WHEREAS, Borrower has requested from Lender a revolving credit facility in a principal amount of up to Eight Hundred Million Dollars ($800,000,000.00) (hereinafter called the “Loan” and each disbursement of which is hereinafter called an “Advance”) to finance the Adjusted Purchase Price of Eligible Vehicles and with respect to the Refinanced Eligible Vehicles, to refinance the depreciated balance of the purchase price;

WHEREAS, Lender is willing to extend the Loan to Borrower upon, and subject to, the terms, provisions and conditions contained herein;

WHEREAS, all of the Eligible Vehicles acquired by Borrower pursuant to this Agreement shall be leased to Vanguard Car Rental USA Inc., a Delaware corporation, (“Vanguard” and in its capacity as Lessee, “Lessee”);

WHEREAS, Lessee shall lease the Eligible Vehicles to individuals on a daily rental basis under the trade names of “Alamo” and “National”; and

WHEREAS, Alamo Rental (US) Inc. and National Rental (US) Inc. are wholly-owned subsidiaries of Lessee;

WHEREAS, as a condition precedent to Lender entering into this Agreement, Lender has required that Borrower be adequately capitalized; and

WHEREAS, in order to induce Lender to enter into this Agreement Lessee has agreed to make the Capital Contribution to Borrower on or before the date of the Initial Advance.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby mutually agree, represent, warrant and covenant as follows:

SECTION 1. DEFINITIONS

1.01         Definitions. In addition to the terms defined elsewhere in this Agreement or in any Transaction Document, all capitalized words defined in Section 7.01 shall have such defined meanings whenever used in this Agreement or in any other Transaction Document.

SECTION 2. THE LOAN

2.01         Commitment of Lender. Upon the terms and subject to the conditions contained herein, Lender hereby agrees to make Borrower a revolving credit loan in the aggregate principal amount of up to Eight Hundred Million Dollars ($800,000,000.00). The Loan may be funded in multiple Advances from time to time on or after the date hereof until September 1, 2006. Except as otherwise expressly provided in this Section 2.01, no Advances may be requested or made on the Loan after September 1, 2006. Upon the request of Borrower, Lender may, at Lender’s sole discretion, extend the Initial Revolving Credit Period and the Initial Maturity Date of the Loan for two additional successive terms of one (1) year each and, in the case of the First Extended Term, if any, Borrower may request Advances pursuant to such terms and conditions as Borrower and Lender may then agree in writing until the expiration of the First Extended Revolving Credit Period in which case the Loan shall mature on the First Extended Maturity Date, and in the case of the Second Extended Term, if any, Borrower may request Advances pursuant to such terms and conditions as Borrower and Lender may then agree in writing until the expiration of the Second Extended Revolving Credit Period in which case the loan shall mature on the Second Extended Maturity Date. To the extent that Lender extends the Loan as described herein, the annual interest rate shall be equal to the Interest Rate as defined in Section 2.03. Principal repaid during the term of the Loan may be reborrowed in accordance with the terms and conditions of this Agreement. The maximum principal amount of each Advance on the Loan shall be limited to Ninety Percent (90%) of Borrower’s Adjusted Purchase Price for the Eligible Vehicles being purchased with the proceeds of such Advance. The Loan shall be evidenced by a Promissory Note of Borrower dated the date hereof and payable to the order of Lender in the principal amount of up to Eight Hundred Million dollars ($800,000,000.00) (the “Note”), in substantially the form attached hereto as Exhibit A (with appropriate insertions). The Note shall mature on the Initial Maturity Date, or if the Loan is extended for one (1) year in accordance with the terms of this Section 2.01, the First Extended Maturity Date and if the Loan is extended for an additional one (1) year in accordance with the terms of this Section 2.01, the Second Extended Maturity Date (on which date all unpaid principal and all accrued and unpaid interest thereon and all other amounts owing thereunder shall become due and payable). Principal and interest on the Note shall be payable as follows:

(a)           Borrower shall repay each Advance in not more than fifteen (15) successive monthly installments, due on the 20th day of the each month commencing with the month immediately following the month in which such Advance is made followed by a final balloon payment with respect to each Eligible Vehicle. The amount of each principal installment payment (excluding the balloon payment) for each Advance shall be equal to the sum of the monthly rate of depreciation as shown in the “Guaranteed Depreciation-Eligible Models and Rates” section of the Program for each Eligible Vehicle financed with such Advance. Monthly principal installment payments with respect to each Eligible Vehicle will cease as of the last day of the month preceding the month in which Lender receives notice from DCMC that a Return Date has occurred. All Auction Proceeds and all other Program Payments with respect to each Eligible Vehicle shall be paid directly to Lender and applied to the outstanding balance of the Advance for such Eligible Vehicle when received by Lender. Lender may, at its discretion, apply any Gain with respect to an Eligible Vehicle to any and all Shortfalls applicable to any other Eligible Vehicle(s). The balloon payment with respect to each Eligible Vehicle shall be equal to the principal balance of the Advance for each Eligible Vehicle which remains unpaid following receipt and application of the Auction Proceeds and Program Payments, if any, with respect to such Eligible Vehicle which amount shall be determined by Lender, invoiced to Borrower and paid to Lender by the 20th day of the month in which the invoice is received by the Borrower, if received at any time during the first 15 calendar days of the month or by the 20th day of the month following the calendar month in which the invoice is received by the Borrower if received between the 16th calendar day and the last calendar day of the month. Such invoices may be sent to Borrower by telecopy, e-mail, or otherwise. All payments received by Lender directly from DCMC and applied to the Advances will be reflected in the monthly statement to Borrower.

So long as no Event of Default has occurred and is continuing, Lender shall, on or before the last day of each calendar month, refund to Borrower any and all Vehicle Credits shown on Lender’s books and records relating to Eligible Vehicles with respect to which Lender received and applied the Auction Proceeds and the Program Payments, if any, during the immediately preceding calendar month. Lender shall deliver to Borrower, by facsimile, e-mail or otherwise, information regarding calculation of such Vehicle Credits identifying the Eligible Vehicles to which they relate. Lender will credit Borrower with interest on the principal amount of all Vehicle Credits at a rate equal to the Interest Rate. Credit balances resulting from overpayments by Borrower or misapplied funds will not be considered Vehicle Credits but will be reviewed and reconciled monthly by Lender.

(b)           Interest shall accrue on the unpaid balance of the principal amount of the Loan and shall be paid monthly in arrears on the 20th of each month. Interest shall continue to accrue and be billed monthly on all outstanding amounts related to each Eligible Vehicle, even in connection with Eligible Vehicles that have been taken out of service and returned to DCMC. Lender shall provide to Borrower by telecopy, e-mail, or otherwise, by the tenth (10th) of each month an invoice showing both the principal and interest payments due that month but failure to provide such invoice shall not relieve Borrower of its obligation to make payments of regularly scheduled interest and principal payments (excluding the balloon payments).

(c)           The first repayment installment of principal and interest under each Advance shall be due on the 20th day of the month following the month in which the Advance is made. Subsequent monthly payments of principal and interest shall be due and payable in accordance with this Agreement on the like day of each succeeding month thereafter until paid in full.

(d)           Lender shall record in its books and records the date and amount of each Advance made by it to Borrower under the Note and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Advance and the Loan made by Lender to Borrower under the Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items the items therein set forth.

(e)           Lender will provide to Borrower a monthly statement of the Advances, payments and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on Borrower (except for errors discovered by Lender), unless Borrower notifies the Lender in writing to the contrary within forty-five (45) days after such statement is rendered. In the event a timely written notice of objections is given by Borrower, the items to which exception is made will be considered to be disputed by Borrower.

2.02         Procedure for Advances. (a)  Subject to the terms and conditions of this Agreement, Lender will make Advances on the Loan at any time and from time to time during the Initial Revolving Credit Period (and the First Extended Revolving Credit Period and Second Extended Revolving Credit Period, as applicable, if the Initial Maturity Date of the Loan is extended pursuant to the terms of Section 2.01) upon timely prior written notice signed by an Authorized Individual (“Borrowing Notice”) from Borrower to Lender (i) specifying (A) the desired amount of the Advance; and (B) the date on which the proceeds of such Advance are to be made available to Borrower, which must be a Business Day; and (ii) if the aggregate total of the Down Payments with respect to all Eligible Vehicles then financed hereunder is less than $20 million, stating the balance in the Capitalization Account. Such Borrowing Notice shall be in the form of the notice attached hereto as Exhibit B and shall be accompanied by invoices, the amortization schedules determined in accordance with Section 2.01(a) and 2.01(c) for the Advance for each Eligible Vehicle financed with such Advance and other supporting documentation reasonably acceptable to Lender evidencing Borrower’s intended use of such funds for the purposes set forth in Section 2.08 of this Agreement. Each Borrowing Notice must be received by Lender no later than Noon (Eastern time) five Business Days prior to the date on which the Advance is to be made. Subject to the terms and conditions of this Agreement, provided that Lender has received the Borrowing Notice, Lender shall (unless Lender determines in its sole discretion that any applicable condition specified herein has not been satisfied) pay to Borrower the proceeds of such Advance by crediting the amount of the Advance to the seller of the Eligible Vehicle financed with such Advance not later than 3:00 p.m. (Eastern Time) on the Business Day specified in said Borrowing Notice.

(b)           Borrower hereby irrevocably authorizes Lender to rely on telephonic, telecopy, e-mail or written instructions of any individual identifying himself or herself as one of the Authorized Individuals listed on Schedule 2.02(b) (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make an Advance or a repayment hereunder, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine.

(c)           Each Borrowing Notice shall become irrevocable on the second Business Day prior to the date the Advance is required to be made.

2.03         Interest Rates and Late Fee. (a) Subject to the provisions of Section 2.07 of this Agreement, the outstanding principal balance of the Note shall bear interest at a rate per annum equal to the Interest Rate, provided, however, that after maturity of the Note, whether by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, the Note shall bear interest at a rate per annum rate equal to the Default Rate.

The Interest Rate shall be adjustable by Lender on the 1st and 16th day of each calendar month to reflect the Prime Rate in effect on such dates. Lender shall have no obligation to provide to Borrower any notice of any change in the Prime Rate.

(b)           In the event that any installment of principal and/or interest hereunder is not paid when due, Borrower shall pay to Lender a late fee equal to two percent (2%) of the unpaid installment or the maximum amount permitted by law, whichever is less, provided, however, that no late fee shall be charged or paid on the first two late payments of principal and/or interest in any consecutive twelve month period.

(c)           Interest on the Note and all of the other Borrower’s Obligations shall be computed on an actual day, 360-day year basis.

2.04         Voluntary Prepayment of the Note. (a) Borrower shall have the right to prepay the outstanding principal balance of the Note, in whole or in part, at any time upon (i) fifteen (15) days’ prior irrevocable written notice to Lender, if the amount of the prepayment is equal to or greater than ten percent (10%) of the outstanding principal balance of the Note or (ii) five (5) days’ prior irrevocable written notice to Lender if the amount of the prepayment is less than ten percent (10%) of the outstanding principal balance of the Note, provided, however, that in all cases Borrower shall also pay to the order of Lender all accrued and unpaid interest on the principal amount of the Note being paid to and including the date of prepayment and any and all accrued and unpaid fees and other amounts due and owing hereunder, under the Note and/or under or pursuant to any of the other Transaction Documents. With respect to all prepayments other than Mandatory Prepayments, Borrower may, at its option, specify in writing the Advances against which such prepayments shall be applied. All prepayments shall be applied to the installments of an Advance in the inverse order of maturity and if Borrower fails to specify in writing such Advance at the time such prepayment is made, Lender may apply such prepayment to the Advance(s) as Lender shall determine in its sole discretion. No such prepayment or any provision hereunder or under any other Transaction Document shall in any way be deemed to alter Borrower’s obligation to pay the amount due on the following monthly due date.

(b)           Mandatory Prepayments. Notwithstanding the repayment provisions of this Agreement or any other Transaction Document, Borrower shall pay to Lender, no later than the 20th day of the calendar month immediately following the occurrence of any event or condition described in (i)-(iii) herein, the unpaid principal amount of each Advance together with accrued interest on the Advance to the date of payment with respect to any Eligible Vehicle that is (i) removed from service of Borrower or Lessee for any reason (except Eligible Vehicle(s) which are returned to DCMC under the Program) including, without limitation, the sale, conversion, destruction or confiscation thereof or a “casualty” or event resulting in a “termination payment” (each as defined in the Master Lease), or (ii) the subject of litigation or other dispute so as to impair the value of the Eligible Vehicle as security for the Advance or a “casualty” or event resulting in a “termination payment” both as defined in the Master Lease, and/or (iii) in contravention of this Agreement subject to a lease or any other arrangement, other than a Permitted Lease, for the use of the Eligible Vehicle for more than thirty (30) days (each a “Mandatory Prepayment”);

2.05         Payments not on a Business Day. Whenever any payment of principal, interest or any other amount due under this Agreement, the Note or any other Transaction Document shall become due on a day which is not a Business Day, such principal, interest and other amount shall be payable on the next succeeding Business Day and interest shall continue to accrue thereon at the rate specified herein during such extension until payment is received.

2.06         Means of Payment. Payments of the principal, interest, fees and all other amounts due hereunder or under any of the Transaction Documents shall be made to Lender by wire transfer not later than 2:00 p.m. (Eastern time) on the date when due and payable in lawful currency of the United States in Federal or other immediately available funds to the Payment Account described in Schedule 2.06. Notwithstanding the foregoing, all payments received by Lender after 2:00 p.m. (Eastern time) shall be deemed to have been received by the Lender on the following Business Day.

2.07         Maximum Interest. (a) Notwithstanding any provision contained in this Agreement or the Note to the contrary, if at any time or times the rate of interest payable hereunder or under the Note or any other Transaction Document (the “Stated Rate”) would exceed the highest rate permitted to be charged under any applicable law (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the Stated Rate (but for the operation of this provision) been the interest rate payable for the period of time that the Stated Rate exceeded the Maximum Lawful Rate. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision would again apply.

(b)           In computing interest payable with reference to the Maximum Lawful Rate, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(c)           If Lender receives interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Note or to other amounts (other than interest) payable hereunder or under the Note or any other Transaction Document and if no principal or other Borrower’s Obligations remain outstanding, the balance, if any, shall be refunded to Borrower.

2.08         Use of Proceeds. Borrower covenants and agrees that (i) the proceeds of the Loan will be used solely to finance or, solely as provided herein with respect to the Refinanced Eligible Vehicles, to refinance Borrower’s purchase of Eligible Vehicles in accordance with the terms and conditions of this Agreement; and (ii) no part of the proceeds of the Loan will be used in violation of any applicable law, rule or regulation.

SECTION 3. PRECONDITIONS TO LOAN

3.01         Initial Advance. Notwithstanding any provision contained in this Agreement or any of the other Transaction Documents to the contrary, Lender shall have no obligation to make the initial Advance (the “Initial Advance”) of the Loan unless Lender shall have first received each of the following each in form and substance satisfactory to Lender in its sole discretion:

(a)           this Agreement, duly executed by Borrower;

(b)           the Note, duly executed by Borrower;

(c)           the Security Agreement in the form attached hereto as Exhibit C, and all UCC financing statements and evidence of the proper filing of UCC-1 financing statements perfecting first priority security interests in favor of Lender in all of the Collateral that can be perfected by filing of financing statements;

(d)           the only executed version of the Master Motor Vehicle Lease and Servicing Agreement marked “Original” (including, all schedules, exhibits and other attachments thereto, the “Master Lease”) dated as of the date hereof by and between Borrower, as lessor and Lessee as lessee with a chattel paper legend required under Section 5.01(u) hereof which shall be shall be certified as true, accurate and complete in all respects by the President of each of Borrower and Lessee;

(e)           Blocked Account Agreement relating to the cash Capital Contribution duly executed by Borrower and the depository bank;

(f)            evidence of the Cerberus Loan;

(g)           evidence of Borrower’s credit facilities sufficient to support the purchase of all vehicles other than Eligible Vehicles that are required to operate Borrower’s fleet and the business of Borrower and Lessee in accordance with the business and fleet plans approved by Lender;

(h)           the Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement in the form attached hereto as Exhibit E, duly executed by Borrower and Lessee;

(i)            the Acknowledgement and Consent to the Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement attached hereto as Exhibit H, duly executed by Lessee; and

(j)            a copy of all documents providing for use of Eligible Vehicles (other than daily rental agreements) by any Person other than Lessee, which shall be certified as true, accurate and complete in all respects by the President of each of Borrower and Lessee;

(k)           a copy of the resolutions of each of the Boards of Directors of each of Borrower and Lessee, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note and all of the other Transaction Documents, certified by the respective Presidents and Secretaries of Borrower and Lessee;

(l)            a copy of the Articles of Incorporation of each of Borrower and Lessee, including in each case any amendments thereto, certified by the Secretary of State of the State of Delaware;

(m)          a copy of the By-Laws of each of Borrower and Lessee, including in each case any amendments thereto, certified by the respective Secretaries of Borrower and Lessee;

(n)           an incumbency certificate, executed by the respective Secretaries of Borrower and Lessee, which shall identify by name and title and bear the signatures of all of the officers of each of Borrower and Lessee executing any of the Transaction Documents;

(o)           certificates of corporate good standing of each of Borrower and Lessee, issued by the Secretary of State of the State of Delaware;

(p)           an opinion or opinions of Schulte Roth & Zabel LLP and/or Weil, Gotshal & Manges LLP, counsel to Borrower and Lessee, in the form attached hereto as Exhibit G;

(q)           certificate(s) of insurance (with loss payable endorsements) as required by this Agreement;

(r)            evidence in the form of a receipt of deposit to a financial institution reasonably satisfactory to Lender of the payment of Capital Contribution to Borrower;

(s)           the Order (the “Order”) pursuant to Section 105(a), 363, and 365 of the Bankruptcy Code and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure dated August 21, 2003, in the case of In re ANC Rental Corporation, et al. (Case No. 01-011200 (MFW) in the United States Bankruptcy Court for the District of Delaware which approved the sale of certain assets of ANC and certain other companies to Car Acquisition Company LLC and permits Borrower to enter into the Loan and the other Transaction Documents and conduct its business in substantial compliance with its business plan shall not have been stayed, withdrawn, or amended in any material respect;

(t)            the information regarding the organizational and legal structure of Borrower set forth in Schedule 4.29 shall continue to be true, correct, and complete and the Purchase Agreement providing for the sale of certain assets of ANC to Borrower shall not have been withdrawn, terminated, cancelled, or amended in any material respect;

(u)           evidence in the form of a certificate of an officer of Borrower certifying to the absence of any order or litigation which, in the judgment of the Lender, would prohibit the making of the Loan or any Advance and absence of litigation which could reasonably be expected to have a Material Adverse Effect on Borrower;

(v)           a copy of the resolutions of the Board of Directors of Lessee, duly adopted, which authorize the Capital Contribution to Borrower and pursuant to this Agreement and the other Transaction Documents, Lessee’s capitalization of Borrower and Borrower’s use of the capitalization proceeds, certified by the Secretary of Lessee;

(w)          [Reserved]

(x)            [Reserved]

(y)           the Assignment of Proceeds of DaimlerChrysler Motors Corporation Fleet/Daily Rental Purchase Programs (solely with respect to Eligible Vehicles financed by Lender), duly executed by Borrower and acknowledged by DCMC;

(z)            search results of UCC filings, judgment liens, tax liens and pending litigation with respect to Borrower and Lessee showing that Lender has a first priority security interest in all of the Collateral and that there are no other Liens affecting any of the Collateral;

(aa)         UCC Financing Statements naming Borrower and Lessee as debtor, filed with the Delaware Secretary of State;

(bb)         UCC release or termination statements and other documents as may be requested by Lender evidencing the release of all Liens and/or security interests (other than those granted by Borrower in favor of Lender) covering the Collateral;

(cc)         current financial statements and pro-forma financial statements of Borrower and Lessee as Lender may require and all such information as Lender may reasonably request to confirm the tax, legal and business assumptions made in such financial statements and pro-forma financial statements;

(dd)         such evidence as Lender may require prior to funding that the transactions contemplated by this Agreement and the other Transaction Documents do not violate any law, rule or regulation or otherwise result in Lender’s failing to receive any of the benefits contemplated under this Agreement or any of the other Transaction Documents;

(ee)         payment of Lender’s costs and expenses as provided for in Section 8.02; and

(ff)           such other approvals, agreements, documents, instruments and certificates as Lender may request.

Any one or more of the conditions set forth above which have not been satisfied by Borrower on or prior to Lender’s funding of the Initial Advance of the Loan shall not be deemed permanently waived unless Lender shall waive the same in a writing which expressly states that the waiver is permanent, and, in all cases in which the waiver is not stated to be permanent, Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any further Advance of the Loan.

3.02         All Advances. Notwithstanding any provision contained in this Agreement or any of the other Transaction Documents to the contrary, Lender shall have no obligation to make any Advance of the Loan hereunder unless Lender shall have received, or Borrower shall have complied with, as the case may be, each of the following, each in form and substance satisfactory to Lender in its sole discretion:

(a)           a Borrowing Notice for such Advance as required by Section 2.02, together with the invoice(s) and/or other supporting documentation acceptable to Lender evidencing Borrower’s intended use of such funds for the purposes set forth in Section 2.08;

(b)           the Security Agreement in the form attached hereto as Exhibit I, and all UCC financing statements and evidence of the proper filing of UCC-1 financing statements perfecting first priority security interests in all of the Collateral that can be perfected by filing of financing statements;

(c)           the schedule to the Master Lease evidencing that the Eligible Vehicles for which the Advance shall have been requested have been leased to Lessee pursuant to the Master Lease and in accordance with this Agreement;

(d)           Borrower shall have full and clear title to each Eligible Vehicle free and clear of all Liens, except for Permitted Liens with respect to the Eligible Vehicles for which the Advance shall have been requested, subject only to payment of the Adjusted Purchase Price;

(e)           the Advance in respect of an Eligible Vehicle shall not exceed 90% of the Adjusted Purchase Price;

(f)            payment by Borrower to Lender of the Down Payment for each Eligible Vehicle being financed with such Advance;

(g)           all of the representations and warranties of Borrower and Lessee contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of such Advance as if made on and as of the date of such Advance, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct in all material respects on and as if such earlier date);

(h)           no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing, provided, however, that the financial losses projected to occur during the first six-month period after the date of this Agreement disclosed in writing by Borrower to Lender prior to the date of this Agreement shall not be considered a Material Adverse Effect;

(i)            on the date of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing;

(j)            the Order shall not have been stayed, withdrawn, or amended in any material respect;

(k)           the Purchase Agreement shall not have been withdrawn, terminated, cancelled or amended in any material respect; and

(l)            payment of Lender’s costs and expenses as provided for in Section 8.02.

Each request for an Advance on the Loan by Borrower hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in clauses (b) – (k) inclusive, of this Section 3.02. Any one or more of the conditions set forth above which have not been satisfied by Borrower on or prior to the date of the Advance of the Loan shall not be deemed permanently waived unless Lender shall waive the same in a writing which expressly states that the waiver is permanent, and, in all cases in which the waiver is not stated to be permanent, Lender may at any time subsequent thereto, insist upon compliance and satisfaction of any such condition as a condition to any further Advance of the Loan.

3.03         Advances for Refinanced Eligible Vehicles. In addition to the requirements set forth in Section 3.01 and 3.02, Lender shall have no obligation to make any Advance to refinance the Refinancing Amount of Refinanced Eligible Vehicles unless Lender shall have first received and Borrower shall have complied with each of the following each in a form and substance satisfactory to Lender in its sole discretion.

(a)           (i)            Borrower shall have full and clear title to each such Refinanced Eligible Vehicle upon the payment of the amount specified in the related Payoff Letter (as defined below) to or as directed by Citibank (as defined in Section 3.03(c) below); and

(ii)           the amount of the Advance shall not exceed the Refinancing Amount for each Refinanced Eligible Vehicle;

(b)           the certificate of title for each Refinanced Eligible Vehicle shall show as of the repayment date (i) as first and only lienholder “Citibank, N.A., as Agent” or substantially similar language and (ii) as owner, either National Car Rental Financing Limited Partnership (“NFLP”) or Alamo Financing L.P. (“AFLP”) ;

(c)           the vehicle title and lienholder nominee agreement, in the form attached hereto as Exhibit J, (the “Vehicle Title and Lienholder Nominee Agreement”) duly executed by Borrower, Lessee, Lender, NFLP, AFLP and Citibank, N.A., a national banking association as agent (“Citibank”) under that certain Sixth Amended and Restated Master Collateral Agency Agreement, dated as of October 14, 2003  by and among Citibank, Vanguard, NFLP, AFLP, and the Financing Sources (as defined therein) and Beneficiaries (as defined therein) party thereto from time to time.

(d)           the payoff letter, in the form attached hereto as Exhibit K, duly executed by Citibank (the “Payoff Letter”);

(e)           payment by Borrower to Lender of the Down Payment with respect to each Refinanced Eligible Vehicle;

(f)            opinion or opinions of Schulte Roth & Zabel LLP, counsel to Borrower and Lessee, in a form reasonably acceptable to Lender; and

(g)           UCC Financing Statements naming the Person named as owner on any certificate of title for the Refinanced Eligible Vehicles being financed with such Advance, filed in the applicable filing offices.

Each request for an Advance on the Loan to refinance the Refinancing Amount for Refinanced Eligible Vehicles by Borrower hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in clauses (a) and (b) of this Section 3.03. Any one or more of the conditions set forth above which have not been satisfied by Borrower on or prior to the date of the Advance to refinance Refinanced Eligible Vehicles shall not be deemed permanently waived unless Lender shall waive the same in writing which expressly states that waiver is permanent, and in all cases in which the waiver is not stated to be permanent, Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any further Advance of the Loan.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender that:

4.01         Corporate Existence and Power. Borrower:  (a) is duly incorporated, validly existing and in good standing under the laws of Delaware; (b) has all requisite corporate powers and all governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

4.02         Ownership of Borrower. All of the issued and outstanding capital stock of Borrower is owned beneficially and of record by Lessee and there are no outstanding options or warrants with respect to any of such capital stock. All of the issued and outstanding capital stock of Borrower is duly authorized, validly issued, fully paid and nonassessable.

4.03         Subsidiaries. Borrower has no Subsidiaries other than as identified on Schedule 4.03 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. Schedule 4.03 attached hereto correctly sets forth, for each Subsidiary, the number of shares of each class of common and preferred stock authorized for such Subsidiary, the number of outstanding and the percentage of the outstanding shares of each such class owned, directly or indirectly, by Borrower or one or more of its Subsidiaries. All of the issued and outstanding capital stock of each Subsidiary of Borrower is duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on Schedule 4.03 attached hereto, neither Borrower nor any of its Subsidiaries, individually or collectively, owns or holds, directly or indirectly, any capital stock or equity security of, or any equity interest in, any corporation or business other than Borrower’s Subsidiaries. Borrower may at any time amend, modify or supplement Schedule 4.03 by notifying Lender in writing of any changes thereto, including any formation, acquisition, merger or liquidation of Subsidiaries or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 4.03 shall be amended accordingly so long as such amendment, modification or supplement is made within ten (10) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted.

4.04         Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.

4.05         Binding Effect. This Agreement, the Note and the other Transaction Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect affecting creditors’ rights and remedies in general and by general principles of equity.

4.06         Financial Statements. Borrower has furnished Lender with the following financial statements: (1) unaudited condensed consolidated pro forma balance sheets of Lessee as of December 31, 2002, and June 30, 2003, and for the twelve months ended December 31, 2002, the twelve months ended June 30, 2003, and the six months ended June 30, 2003, and (2) unaudited pro forma balance sheet of Borrower as of the Closing Date. Borrower further represents and warrants to Lender that: (1) said pro forma balance sheets and their accompanying notes give effect to the Acquisition and the other transactions and events described in the notes thereto and contain adjustments that are based on preliminary estimates, available information and assumptions that Borrower believes are reasonable; (2) from August 31, 2003, through the date of this Agreement, there has been no Material Adverse Effect with respect to Borrower or Lessee; and (3) as of the date of this Agreement, neither Borrower nor Lessee has any material direct or contingent liabilities which are not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

4.07         Litigation. Except as disclosed on Schedule 4.07 attached hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower threatened against or affecting Borrower or any Subsidiary or any of the Collateral before any court, arbitrator or any governmental, regulatory or administrative body, agency or official which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency or official, a default under which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.07, there are no outstanding judgments against Borrower or any Subsidiary.

4.08         Pension and Welfare Plans. Each Pension Plan and Welfare Plan complies with ERISA and all other applicable statutes and governmental rules and regulations;

no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any Subsidiary or any ERISA Affiliate of any liability, fine or penalty; and neither Borrower nor any Subsidiary nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.

4.09         Tax Returns and Payment. Borrower has filed all Federal, state, local and other tax returns which are required to be filed and has paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges including, without limitation, any documentary or other tax imposed by any state, upon Borrower and each Subsidiary and upon their respective Properties, assets, income and franchises which have become due and payable by Borrower or its Subsidiaries, except those wherein the amount, applicability or validity are being contested by Borrower or such Subsidiary by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established. All material tax liabilities of Borrower and its Subsidiaries were adequately provided for as of the date hereof, and are now so provided for on the books of Borrower and each Subsidiary. There is no proposed, asserted or assessed tax deficiency against Borrower or any Subsidiary, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.10         Compliance With Other Instruments; None Burdensome. Neither Borrower nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect and which is not disclosed on Borrower’s financial statements heretofore submitted to Lender. None of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any Subsidiary, or any of the provisions of Borrower’s Certificate or Articles of Incorporation or By-Laws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower or any Subsidiary is a party or subject, or by which Borrower or any Subsidiary or any Property of Borrower or any Subsidiary is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of Lender pursuant to the Transaction Documents). No order, consent, approval, permit, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents other than the filing of Uniform Commercial Code financing statements as described in Sections 3.01(aa) and 3.03(h).

4.11         Labor Matters. Borrower is not a party to any labor contract. Neither Borrower nor any Subsidiary is a party to any pending or threatened labor dispute. There are no pending or threatened strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject. Hours worked and payments made to the employees of Borrower, Lessee or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Borrower or any Subsidiary, or for which any claim may be made against any of them, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on their respective books. The consummation of the transactions contemplated by the Transaction Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound.

4.12         Title to Property; No Liens, Claims or Encumbrances. Borrower is and will be the sole and absolute owner of all Eligible Vehicles and other Collateral, free and clear of all Liens other than the Liens listed on Schedule 4.12 attached hereto and will maintain good and marketable title to the Collateral, free of all liens, claims, encumbrances or rights of others (other than Permitted Liens). There is no financing statement (or similar statement, agreement, pledge, mortgage, notice or registration), lien (including and federal or state tax lien), suit (including any action, proceeding or other litigation pending, or to Borrower’s knowledge, threatened) or judgment (including any award, injunction or order) filed with, registered, indexed or recorded in any public office, court, arbitration panel, administrative agency or regulation authority (or intended so to be) directly or indirectly, identifying or encumbering or covering or involving the Collateral which could reasonably be expected to have a Material Adverse Effect. Borrower shall take all actions necessary to terminate any such financing statement or similar notice other than those relating to a Permitted Lien, if any.

4.13         Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Advance on the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including Regulations G, U, T or X thereof, as amended. If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

4.14         Multi-Employer Pension Plan Amendments Act of 1980. Borrower and each Subsidiary is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”), and neither Borrower nor any Subsidiary has any liability for pension contributions pursuant to MEPPAA.

4.15         Investment Company Act of 1940; Public Utility Holding Company Act of 1935. Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

4.16         Patents, Licenses, Trademarks, Etc. Except as disclosed on Schedule 4.16 attached hereto, neither Borrower nor any Subsidiary has any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights, licenses or other intellectual property which are material to the business of Borrower or any Subsidiary. Borrower and each Subsidiary possesses all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property to conduct its business without conflict with any patent, patent right, license, trademark, trademark right, trade name, copyright or other intellectual property of any other Person.

4.17         Solvency. Borrower and each Subsidiary is Solvent and will continue to be Solvent following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

4.18         Bankruptcy. (a) Neither Borrower nor any Subsidiary has:  (i) applied for or consented to the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or the like of itself or of all or a substantial portion of its Property or assets, (ii) admitted in writing its inability to pay (and is not generally unable to pay) its debts as such debts become due, (iii) made a general assignment for the benefit of creditors, (iv) commenced a voluntary case, or filed a petition for relief under, the Bankruptcy Code, (v) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition of debts or (vi) taken any material steps to effectuate any of the foregoing; and

(b)           No petition or complaint has been filed against Borrower or any Subsidiary in an involuntary case under the Bankruptcy Code which has not been dismissed or withdrawn.

4.19         No Default. No Default or Event of Default has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower or any Subsidiary is a party or by which any Property of Borrower or any Subsidiary is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary has and is in full compliance with and in good standing with respect to all governmental permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it except where such failure could not reasonably be expected to have a Material Adverse Effect and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower or such Subsidiary, as the case may be except those which could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.20         Employment and Other Agreements. Except for the employment agreements and the other agreements described in Schedule 4.20 attached hereto, true, complete and accurate copies of which have been delivered to Lender, there are no (a) employment agreements covering the management of Borrower or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary or (c) agreements for managerial, consulting or similar services to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound.

4.21         Environmental, Safety and Health Matters. Except as described in Schedule 4.21 attached hereto:

(a)           all Properties and facilities owned, leased and/or operated by Borrower or any Subsidiary and the operations conducted therein or thereon have been, are and at all times will continue to be in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws, and none of such Properties or facilities are subject to any existing, pending or threatened Environmental Claim, action, remedial obligation, suit, investigation, inquiry or proceeding by any governmental or regulatory authority or other Person under any Environmental Laws or Occupational Safety and Health Laws;

(b)           all records, notices, permits, licenses and consents, if any, required to be obtained, maintained or filed in connection with the operation or use of the Properties, facilities and/or business of Borrower or any Subsidiary, including notices, permits, licenses, approvals or consents with respect to past or present discharge, treatment, storage, transport, disposal or Release of any Hazardous Substances or solid waste into the environment, have been duly obtained or filed and are maintained as required by all applicable Environmental Laws, and Borrower, and each Subsidiary is, and at all times will continue to be, in compliance therewith;

(c)           all Hazardous Substances and solid waste generated at or on any Properties or facilities owned, leased and/or operated by Borrower or any Subsidiary has at all times been, and shall continue to be, transported, treated and disposed of only by carriers maintaining valid permits under RCRA and other applicable Environmental Laws, and only at treatment, storage and disposal facilities maintaining valid permits under such laws, which carriers and facilities, to the best of Borrower’s knowledge, have been and are operating in compliance with such Environmental Laws;

(d)           Borrower has taken all steps necessary to determine, and has determined, that no Hazardous Substances or solid waste have been disposed of or otherwise Released, and there has been no actual or threatened Release of any Hazardous Substances on, in, under or about any of the Properties or facilities heretofore or now owned, leased and/or operated by Borrower or any Subsidiary;

(e)           neither Borrower nor any Subsidiary has any material contingent or other liability in connection with any Release, or threat of Release, of any Hazardous Substances or solid waste into the environment;

(f)            the use which Borrower and any Subsidiary make, or intend to make, of the Properties and facilities owned, leased and/or operated by Borrower or any Subsidiary will not result in the violation of any Environmental Laws;

(g)           there is no asbestos (friable or otherwise), and there are no storage tanks on, in, under or about any of the Properties or facilities owned, leased and/or operated by Borrower or any Subsidiary;

(h)           there are no polychlorinated biphenyls located on, in or about any of the Properties or facilities owned, leased, chartered and/or operated by Borrower or any Subsidiary in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form;

(i)            there is no unsafe or unhealthy condition existing at, in or upon any of the Properties or facilities owned, leased and/or operated by Borrower or any Subsidiary; and

(j)            Neither Borrower nor any Subsidiary has any knowledge of, and has received or filed any notice pertaining to, any violation, alleged violation or concern regarding a possible violation of any Environmental Laws or any Occupational Safety and Health Laws by Borrower or any Subsidiary. Neither Borrower nor any Subsidiary has or will transport on any of its motor vehicles or vessels any cargo constituting or containing Hazardous Substances.

4.22         Government Contracts. Neither Borrower nor any Subsidiary is a party to or bound by any supply agreements with the Federal government or any state or local government or any agency thereof, the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect.

4.23         Purchase and Other Commitments and Outstanding Bids. No material purchase or other commitment of Borrower or any Subsidiary is in excess of the normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous that those usual and customary in the applicable industry. There is no outstanding bid, sales proposal, contract or unfilled order of Borrower or any Subsidiary which (i) will, or could if accepted, require Borrower or any Subsidiary to supply goods or services at a cost to Borrower or any Subsidiary in excess of the revenues to be received therefor or (ii) quotes prices which do not include a markup over reasonably estimated costs consistent with past markups on similar business based on market conditions current at that time.

4.24         Investments. Except as disclosed on Schedule 4.24 attached hereto, neither Borrower nor any Subsidiary has any Investments.

4.25         Disclosure. The copies of the Order and the Purchase Agreement delivered to Lender by Borrower are true, accurate, and complete copies (without schedules or attachments). Neither this Agreement nor any other Transaction Document nor any of the exhibits, schedules or other attachments hereto or thereto nor any certificate, information, report (including the report of the due diligence investigation of ANC by PriceWaterhouseCoopers), statement and financial and other data (including the full and final business and fleet plans of each of Borrower and Lessee and the monthly projected cash flows and financial statements therein) furnished to Lender by or on behalf of Borrower, its Affiliates or their respective agents or representatives pursuant to this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date provided and as of the date hereof. All financial projections that have been and are hereafter prepared by or on behalf of Borrower, its Affiliates or other agents and representatives have been and shall be prepared in good faith and based on reasonable assumptions. To the best knowledge of Borrower, there is no fact peculiar to Borrower or any Subsidiary which presently has a Material Adverse Effect or in the future (so far as Borrower or any Subsidiary can now reasonably foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed by Borrower to Lender in writing.

4.26         Survival of Representations and Warranties. All agreements, representations and warranties contained in this Agreement and in the other Transaction Documents or made in writing by or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the making of the Loan and any and all Advances hereunder and shall be deemed to have been made again by Borrower to Lender on the date of each Advance and shall be conclusively presumed to have been relied upon by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein and in each other Transaction Document shall be cumulative and in addition to any other representations and warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

4.27         Commercial Transaction. The Loan and Advances are being incurred for commercial purposes and are not a “consumer transaction” or a “consumer-goods transaction” (both as described and defined in the UCC and the Federal Truth in Lending Act. Advances will be used only for commercial purposes and not consumer purposes. All of the Collateral is, has been or will be used, acquired or held for commercial purposes and does not constitute “consumer goods” (as described and defined in the UCC);

4.28         Agricultural Use. Borrower shall not use any of the Collateral for, and shall not allow any Person leasing any Eligible Vehicle on a daily rental basis to use the leased Eligible Vehicle for any agricultural purposes;

4.29         Organizational Structure. Schedule 4.29 fully and accurately states the organizational and legal structure of Borrower (including, without limitation, the amount of the Investment (expressed as a percent) of each of Borrower in each Affiliate and its Affiliates in each other Affiliate).

4.30         Master Lease. The Master Lease delivered to Lender in connection with this Agreement constitutes the only executed version of the Master Lease marked “Original” and each executed copy of the Master Lease contains the chattel paper legend required by Section 5.01(u).

4.31         One-Way Rental Documents. Schedule 4.31 describes all documents governing Permitted Franchisee Use of the Eligible Vehicles as of the date of this Agreement and Borrower has delivered to Lender a true, correct and complete copy of all such documents.

SECTION 5. COVENANTS

5.01         Affirmative Covenants. Borrower hereby covenants and agrees that, so long as this Agreement is in effect or any of Borrower’s Obligations remain unpaid in full:

(a)           Financial Statements and Other Information. Borrower will, and will cause Lessee to deliver to Lender:

(i)            at least thirty (30) days prior to the beginning of each Fiscal Year of Lessee, the Annual Budget for such Fiscal Year of Borrower and Lessee combined;

(ii)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Lessee:  (A) consolidated balance sheet of Lessee as of the end of such Fiscal Year and the related consolidated statements of income, retained earnings and cash flows for such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of the Accountants of Lessee together with (1) a certificate from each such Accountants to the effect that, in making the examination necessary for the signing of such annual audit reports, such Accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it of (such Accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards);

(iii)          as soon as available and in any event within thirty (30) days after the end of each Fiscal Month of each Fiscal Year of Lessee (including the last Fiscal Month of each Fiscal Year of Lessee), summary consolidated balance sheets of Lessee as of the end of such Fiscal Month and the related consolidated statements of income, retained earnings and cash flows for such Fiscal Month;

(iv)          as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Lessee):  (A) consolidated balance sheets of Lessee as of the end of such

Fiscal Quarter and the related consolidated statements of income, retained earnings and cash flows for such Fiscal Quarter and for the portion of each Fiscal Year of Lessee ended at the end of such Fiscal Quarter, setting forth in each case in comparative form, the figures for the corresponding Fiscal Quarter and the corresponding portion of the respective previous Fiscal Year of Lessee, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the respective chief financial officer of Lessee;

(v)           simultaneously with the delivery of each set of financial statements referred to in clauses (ii), (iii) and (iv) above, a certificate of the chief financial officer of Lessee in the form attached hereto as Exhibit F accompanied by supporting financial work sheets where appropriate, (A) stating whether there exists on the date of such certificate (i) any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower or Lessee is taking or proposes to take with respect thereto (ii) any material variance from the combined Annual Budget of Lessee and Borrower for such Fiscal Year and (B) certifying that all of the representations and warranties of each of Borrower and Lessee contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct in all material respects on and as of such earlier date;

(vi)          promptly upon receipt thereof, any reports submitted to Lessee (other than report previously delivered pursuant to Section 5.01(a)(ii) above) by independent Accountants in connection with any annual, interim or special audit made by them of the books of Lessee;

(vii)         promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as Borrower or Lessee shall send to its stockholders and copies of all registration statements (without exhibits) and all reports which Borrower or Lessee files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); and

(viii)        with reasonable promptness, such further information (financial or otherwise) as Lender may from time to time reasonably request regarding the business, affairs and financial condition of Borrower, Lessee or any of the Collateral;

Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or Lessee or both of them to any regulatory authority having jurisdiction over Lender, pursuant to any request therefor.

(b)           Payment of Indebtedness. Borrower will, and will cause each of its Subsidiaries to (i) pay and discharge any and all Indebtedness payable in any manner by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Indebtedness and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Indebtedness.

(c)           Maintenance of Books and Records;  Consultations and Inspections. Borrower will, and will cause each of its Subsidiaries to, maintain books and records in accordance with GAAP and in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Subsidiaries to, permit Lender (and any Person appointed by Lender) to visit and inspect its Properties, to examine and make abstracts or copies from its books and records, to conduct a collateral and/or other audit and analysis of the Accounts, Documents, Instruments, Inventory, Equipment and all other items, information or data related in any way to the Collateral and to discuss its affairs, finances and accounts with its officers, employees and Accountants, all at such reasonable times and as often as Lender may reasonably request, provided that, Lender shall only be entitled to conduct such inspections, examinations and other reviews twice in any rolling twelve-month period so long as no Event of Default has occurred and is continuing. Borrower irrevocably authorizes Lender or such Person to communicate directly with its respective Accountants and each irrevocably authorizes and directs such Accountants to disclose to Lender any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as Lender may from time to time request in writing. Borrower agrees to reimburse Lender upon demand for all costs and expenses incurred by Lender in connection with any inspection examination, consultation or other review hereunder conducted by Lender (and any Person appointed by Lender) in a manner consistent with Lender’s process for charging similarly situated borrowers.

(d)           Payment of Taxes. Borrower will, and will cause each of its Subsidiaries to, duly file all Federal, state and local income tax returns and all other tax returns and reports of Borrower or such Subsidiary of Borrower, as the case may be, which are required to be filed and duly pay and discharge promptly all taxes, including, but not limited to, all taxes for filing any documents, notice or other information with any state, assessments and other governmental charges imposed upon either of them or any of its Property; provided, however, that neither Borrower nor any Subsidiary of Borrower shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary of Borrower, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner satisfactory to Lender.

(e)           Payment of Claims. Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge (i) all trade accounts payable in accordance with usual and customary business practices (but in no event later than thirty (30) days after the due date thereof) and (ii) all claims for work, labor or materials which if unpaid might become a Lien upon any of its Property or assets; provided, however, that neither Borrower nor any Subsidiary of Borrower shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary of Borrower shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner satisfactory to Lender.

(f)            Corporate Existence. Borrower will, and will cause each of its Subsidiaries to, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all surety, insurance and financial responsibility bonds, letters of credit and other guarantees, permits, insurance and other licenses, trademarks, trade names, copyrights, patents, approvals, authorizations, charters, leases, transportation contracts and other contracts necessary to carry on its business as the same is presently being carried on and/or as the same is proposed to be carried on.

(g)           Maintenance of Property. Borrower will, and will cause each of its Subsidiaries to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair.

(h)           Performance of Agreements. Borrower will faithfully perform, observe and discharge all of the duties and obligations which are imposed upon Borrower, as the case may be, by any and all contracts and/or agreements (whether oral or written) and Borrower will preserve, protect and defend all of its rights under such contracts and/or agreements. Borrower will, and will cause each of its Subsidiaries to, maintain in full force and effect all concession agreements, licenses, including, without limitation, insurance licenses, bonds, franchises, leases, patents, trademarks, trade names, copyrights, contracts and other rights necessary or desirable to the profitable conduct of its business.

(i)            Compliance with Laws, Regulations, Etc. Borrower will, and will cause Lessee to at all times comply with all applicable laws, rules, regulations, licenses, permits, approvals and orders and duly observe all requirements of all foreign, Federal, state or local governmental or regulatory authority, including all Environmental Laws and all Occupational Safety and Health Laws except to the extent that any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(j)            Environmental Matters.

(i)            Borrower will, and will cause each of its Subsidiaries to, at all times comply with all requirements and agreements referred to in Section 4.21 hereof to the extent that any such noncompliance could reasonably be expected to have a Material Adverse Effect. Borrower agrees to protect, indemnify, defend and hold harmless Lender and its officers, directors, employees, agents, successors and assigns to the maximum extent permitted by law, from and against any and all claims, demands, causes of action, suits, losses, damages (including all Environmental Claims and all penalties and punitive damages), violations (and alleged violations) of any Environmental Laws, environmental response and/or cleanup costs, fines, penalties and expenses (including attorneys’ fees and all other costs and expenses incurred in investigating and defending against the assertion of such liabilities), of any nature whatsoever, which may be sustained, suffered or incurred by Lender, based upon, in connection with or relating to, (A) the ownership and/or operation of the Properties and facilities of Borrower or any Subsidiary of Borrower and all activities relating thereto, (B) any misrepresentation or breach of warranty or covenant by Borrower, (C) any compliance with or investigation, action or proceeding under or violations (or alleged violations) of any Environmental Laws, (D) the presence, remediation, cleanup or removal of any Hazardous Substances or evaluation or investigation of any Release or threat of Release of any Hazardous Substances, (E) any loss of or damage to natural resources and (F) any private or governmental suits or court or administrative orders or injunctions relating in any way to any Hazardous Substances on, in, under or about any of the Properties or facilities of Borrower or any Subsidiary of Borrower or emanating therefrom. The specific indemnity contained in this paragraph is in addition to and should not be construed to restrict the application of any other indemnities contained in this Agreement or in any of the other Transaction Documents, notwithstanding any overlap in coverage, and is in addition to any legal liability or responsibility Borrower otherwise has, and shall survive the payment of the Note and all of the other Borrower’s Obligations and the termination of this Agreement.

(ii)           Borrower shall give Lender immediate notice of (A) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened with respect to Borrower or any Subsidiary of Borrower or any of the Properties or facilities of Borrower or any Subsidiary of Borrower and (B) any condition or occurrence on any of the Properties or facilities of Borrower or any Subsidiary of Borrower which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws. Such notice shall in either case be accompanied by Borrower’s plan, as the case may be, with respect to removal or remediation and Borrower agrees to take all action which is reasonably necessary in connection with such action, investigation, condition or occurrence in accordance with such plan with due diligence and to complete such removal or remediation as promptly as possible and in all events within the time required by any Environmental Laws or any other applicable law, rule or regulation. Borrower shall promptly provide Lender with copies of all documentation relating thereto, and such other information with respect to environmental matters as Lender may request from time to time.

(k)           ERISA Compliance. If Borrower, any Subsidiary of Borrower or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary of Borrower or such ERISA Affiliate, as the case may be, shall comply with all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not, and will not cause or permit any its Subsidiaries or any ERISA Affiliate to:

(i)            permit any Pension Plan maintained by Borrower, any Subsidiary of Borrower or any ERISA Affiliate to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code;

(ii)           permit any Pension Plan maintained by Borrower, any Subsidiary of Borrower or any ERISA Affiliate to incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived;

(iii)          terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower, any Subsidiary of Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or

(iv)          take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.

(l)            Notices. Borrower will notify Lender in writing of any of the following within three (3) Business Days after it learns of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto all such notices to be true, accurate and complete in all material respects:

(i)            the occurrence of any Default or Event of Default;

(ii)           the occurrence of any default or event of default by Borrower, Lessee, any other Obligor or any Subsidiary of Borrower or Lessee under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or Instrument to which Borrower, Lessee, any other Obligor or any Subsidiary of Borrower or Lessee, as the case may be, is a party or by which it is bound or to which it is subject;

(iii)          the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary of Borrower, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $10,000,000.00 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $10,000,000.00) or any form of equitable relief;

(iv)          the entry of any judgment or decree against Borrower, Lessee, any other Obligor or any Subsidiary of Borrower or Lessee which could reasonably be expected to involve the payment of $5,000,000 or more;

(v)           the occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, Lessee, any ERISA Affiliate or any Subsidiary of Borrower or Lessee; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, Lessee, any ERISA Affiliate or any Subsidiary of Borrower or Lessee from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower, Lessee or any Subsidiary of Borrower or Lessee with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

(vi)          any information, notices, requests or reports filed by Borrower or any Subsidiary of either of them with, or furnished to or received by Borrower, Lessee or any Subsidiary of either of them from, any insurance agent, broker or underwriter which is material to Borrower, Lessee, any Subsidiary of either of them or any of the Collateral;

(vii)         the occurrence of any Material Adverse Effect;

(viii)        the occurrence of any Change of Control Event; and

(ix)           any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Lender may from time to time reasonably specify.

(m)          Insurance. Borrower will maintain adequate insurance, consistent with past practices of ANC Rental Corporation, which shall include the maintenance of (i) personal injury damage insurance (including self-insurance) with respect to the Eligible Vehicles and (ii) insurance with to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in similar businesses. As part of the foregoing, Borrower will maintain, or cause to be maintained, insurance of the types and in amounts not less than those specified on Schedule 5.01(m). All insurance required by this Section 5.01(m) shall be with insurers as may from time to time be reasonably acceptable to Lender. All such insurance may be subject to reasonable deductible amounts. The adequacy of all self-insurance reserves maintained by or on behalf of Borrower and Lessee shall be reviewed at least quarterly by AON Risk Services (or another provider acceptable to Lender.

All such policies of property insurance shall contain an endorsement acceptable to Lender naming Lender as an additional loss payee as its interests may appear. Such endorsement shall provide that the insurance companies will give Lender at least thirty (30) days written notice before any such policy or policies of insurance shall be cancelled. All such policies of insurance shall provide that all insurers under such policies shall pay all proceeds payable thereunder jointly to Lender and Borrower as their interests may appear.

Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of upon the occurrence and during the continuance of an Event of Default, making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment of the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance, in each case solely to the extent that Lender is entitled to the proceeds of such policies of insurance pursuant to the terms of this Agreement and the other Transaction Documents. Simultaneously with each delivery of financial statements under Section 5.01(a), Borrower shall deliver Lender a certificate of an officer of Borrower specifying the details of all insurance then in effect and evidence of the payment of all premiums therefor.

(n)           [Reserved].

(o)           [Reserved].

(p)           Use of Vehicles. All Eligible Vehicles acquired by Borrower hereunder shall at all times be leased to Lessee pursuant to the Permitted Lease and used by Lessee in conjunction with Lessee’s daily rental operations and except for (i) Permitted Leases and (ii) Permitted Franchisee Use shall not be subject to any lease or other arrangement for the use of such Eligible Vehicle.

(q)           DCMC Vehicles Only. Borrower shall be permitted to request and receive Advances hereunder solely for vehicles manufactured by DCMC.

(r)            Additional Actions by Lender. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may from time to time perform any agreement of Borrower hereunder which Borrower shall fail to perform and take any other action which Lender deems necessary for the maintenance or preservation of any of the Collateral or its interest therein (including the discharge of taxes or liens of any kind against the Collateral or the procurement of insurance or the payment of warehousing charges, landlord’s bills or other charges), and Borrower agrees to forthwith reimburse Lender for all costs and expenses incurred by Lender in connection with the foregoing, together with interest thereon at the Default Rate from the date incurred until reimbursed by Borrower. Any action taken by Lender hereunder shall not cure any Default or Event in Default in that regard or constitute a waiver of any right or remedy available to Lender. Any action taken by Lender hereunder shall not obligate Lender to continue such action or to take any action in the future, whether similar or dissimilar, or to notify Borrower with respect thereto.

(s)           No Party as Owner Other Than Borrower. Notwithstanding anything contained herein to the contrary, except pursuant to the Master Lease, no Eligible Vehicle shall be financed, leased, sold, covered by or subject to any lease agreement or other agreement with a term in excess of thirty (30) days or under which Lessee or any party other than the Borrower is considered or treated as the owner of the vehicles for any purpose.

(t)            Application for and Delivery of Certificates of Title. Except for title to Refinanced Eligible Vehicles the certificates of title for which are held as of the date hereof by Servicer, as expeditiously as possible and in any event, within 20 days after each Advance, Borrower shall apply for a certificate of title showing Lender’s first priority security interest in all vehicles purchased with the proceeds of such Advance. Each Eligible Vehicle shall be titled in the appropriate state in the name of the Borrower as owner with a lien in favor of Lender noted thereon except that each Refinanced Eligible Vehicle shall be titled in the appropriate state in the name of AFLP or NFLP as applicable, as owner with a lien in favor of Citibank noted thereon. In all cases, Borrower shall cause delivery to Lender of the certificate of title to each Eligible Vehicle immediately upon receipt thereof and, in any event, not later than within three (3) Business Days of receipt thereof, provided, however, that Borrower shall cause the delivery to Lender of all certificates of title to the Refinanced Eligible Vehicles which are held by Borrower or Servicer as of the repayment date of such Refinanced Eligible Vehicle within three (3) Business Days of such repayment date. At all times while any indebtedness of Borrower to Lender is unpaid, Lender or at Lender’s sole discretion, its authorized agent, shall hold all certificates of title to each Eligible Vehicle.

(u)           Master Lease. Borrower shall lease Eligible Vehicles solely to Lessee pursuant to the Master Lease. Lender shall possess the only executed version of the Master Lease which shall be marked “Original” and contain a receipt to be executed by Lender and all schedules, attachments and other exhibits thereto at all times. Borrower shall not enter into any lease of the Eligible Vehicles other than the Master Lease, without the prior written consent of Lender. Each executed copy of the Master Lease shall contain the following chattel paper legend in a form acceptable to Lender:

AS SET FORTH IN SECTION 1(b) HEREOF, THE LESSOR HAS ASSIGNED TO DAIMLERCHRYSLER SERVICES NORTH AMERICA LLC (“DCS”) ALL OF THE LESSOR’S RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT. TO THE EXTENT, IF ANY, THAT THIS AGREEMENT CONSTITUTES CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION), NO SECURITY INTEREST IN THIS AGREEMENT MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART OTHER THAN THE ORIGINAL EXECUTED COUNTERPART, WHICH SHALL BE IDENTIFIED AS THE COUNTERPART CONTAINING THE RECEIPT THEREFOR EXECUTED BY DCS ON THE SIGNATURE PAGE THEREOF. THIS IS NOT THE ORIGINAL, EXECUTED COUNTERPART NO. 1

(v)           Program Requirements. At all times while any of Borrower’s Obligations remain outstanding and unpaid to Lender, Borrower shall comply with all requirements of the Program and preserve and maintain all Eligible Vehicles as required to qualify for payments under the Program except with respect to Eligible Vehicles that have been returned to and accepted by DCMC and except for Eligible Vehicles that are subject to the provisions of Section 2.04(b). In addition, except for Eligible Vehicles which have been returned to and accepted by DCMC or are subject to the terms of pursuant to Section 2.04(b), Borrower shall, and shall cause Lessee to, promptly return each Eligible Vehicle to Lender at the time such Eligible Vehicle is required to be returned to Lender under the terms of the Program.

(w)          No Party as Lienholder Other than Lender. Borrower shall, and shall cause any Subsidiary of Borrower to, take any and all actions as Lender may reasonably request to maintain, preserve and/or protect the security interest of Lender in the Collateral.

(x)            Capital Contribution. Lessee shall make the Capital Contribution to Borrower on or before the date of the Initial Advance and Borrower agrees and shall not permit any other Person to distribute or otherwise withdraw the Capital Contribution or any portion thereof except to fund the purchase of Eligible Vehicles in connection with an Advance request.

(y)           Blocked Account. Borrower shall establish and maintain throughout the term of this Agreement a depository account (the “Capitalization Account”) in Borrower’s name with a bank (a “Depository Bank”) which is acceptable to Lender to which the Capital Contribution shall be deposited as of the date hereof in accordance with this Agreement.

At all times that the Minimum Capitalization Amount is greater than zero, Borrower will maintain a cash balance in the Capitalization Account of not less than the Minimum Capitalization Amount. If at any time the Capitalization Account balance is less than the Minimum Capitalization Amount, Borrower shall immediately, without notice from Lender, deposit to the Capitalization Account, all amounts necessary so that the amount on deposit in the Capitalization Account equals or exceeds the Minimum Capitalization Amount. Borrower shall not withdraw or transfer any funds from the Capitalization Account except that Borrower may, from time to time, so long as no Default or Event of Default has occurred and is continuing, withdraw such funds from the Capitalization Account that (i) exceed the Minimum Capitalization Amount, and (ii) are transferred directly to Lender to be used to make a Down Payment on Eligible Vehicles.

The Depository Bank shall acknowledge, in a manner satisfactory to Lender, Lender’s security interest in all funds in the Capitalization Account and shall agree that the Depository Bank has no right of setoff against any or all of the funds in the Capitalization Account. Upon the occurrence and during the continuation of an Event of Default, any or all of the funds in either the Capitalization Account may be applied by Lender to the payment of Borrower’s Obligations in such order and manner as Lender may elect in its sole discretion. At no time shall Borrower have any right to withdraw or otherwise use any funds in the Capitalization Account except as provided in this Agreement.

(z)            Further Assurances. Borrower will execute and deliver to Lender, at any time and from time to time, any and all further agreements, documents and Instruments, and take any and all further actions which may be required under applicable law, or which Lender may from time to time reasonably request, in each case at Borrower’s own expense in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(aa)         Separate Corporate Existence of the Borrower. Borrower hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Borrower’s identity as a legal entity separate from Lessee and all other Persons. Therefore, from and after the date of execution and delivery of this Agreement, Borrower will take all reasonable steps to maintain Borrower’s identity as a separate entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of any other Person. From and after the date hereof until one year and one day after all of the Borrower’s Obligations have been repaid in full:

(i)            Borrower will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii)           Borrower will maintain corporate records and books of account separate from those of any other entity and telephone numbers and stationery that are separate and distinct from those of any other entity;

(iii)          Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other entity;

(iv)          Borrower will strictly observe corporate formalities in its dealings with the public and with any other entity, and funds or other assets of Borrower will not be commingled with those of any other entity. Borrower will at all times, in its dealings with the public and with any other entity, hold itself out and conduct itself as a legal entity separate and distinct from any other entity. Borrower will not maintain joint bank accounts or other depository accounts to which any other entity has independent access;

(v)           The duly elected board of directors of Borrower and duly appointed officers of Borrower will at all times have sole authority to control decisions and actions with respect to the daily business affairs of Borrower;

(vi)          Not less than one member of the Borrower’s board of directors will be an Independent Director. Borrower will observe those provisions in its certificate of incorporation or by-laws that provide that Borrower’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Borrower unless the Independent Director and all other members of Borrower’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii)         Borrower will compensate each of its employees, consultants and agents from its own funds for services provided to Borrower;

(viii)        Borrower will not hold itself out to be responsible for the debts of any other Person;

(ix)           Borrower will cause all financial statements of each Person other than Borrower that are consolidated to include Borrower to contain appropriate footnotes clearly stating that (A) all of Borrower’s assets are owned by Borrower and (B) Borrower is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of Borrower’s assets prior to any value in Borrower becoming available to Borrower’s shareholders;

(x)            Borrower will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Borrower, Lessee and Vanguard Car Rental USA Holdings Inc., set forth in the opinion of Schulte Roth & Zabel LLP of even date herewith relating to substantive consolidation matters will be true and correct all times.

5.02         Negative Covenants of Borrower. Borrower covenants and agrees that so long as Lender has any obligation to make any Advance or this Agreement is in effect or any of Borrower’s Obligations remain unpaid in full:

(a)           Limitation on Liens. Borrower will not, and it will not cause or permit any of its Subsidiaries to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any Collateral, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens. Except for Permitted Liens, Borrower has not and will not enter into any agreement or understanding or take, permit or suffer to exist any action (including the filing of a financing statement, agreement, pledge, mortgage, notice or registration) or event (whether by operation of law or otherwise) for the purpose of, or that may have the effect of, directly or indirectly, granting a security interest in or lien on (including any state or federal tax lien), pledging, transferring, assigning, selling, disposing of, or encumbering any Collateral, any interest therein or rights pertaining thereto.

(b)           Consolidation, Merger, Sale of Assets, Dissolution, Etc. Borrower will not, and it will not cause or permit any of its Subsidiaries to, (i) directly or indirectly, merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with Borrower or any of its Subsidiaries, (ii) sell, assign, lease, transfer, abandon or otherwise dispose of any Property which constitutes any of the Collateral except as provided hereunder or take or omit to take any action which could impair the rights of Lender in the Collateral, or (iii) wind up, liquidate or dissolve or agree to do any of the foregoing.

(c)           Sale and Leaseback Transactions. Borrower will not, and it will not cause or permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby Borrower or such Subsidiary of Borrower shall in one or more related transactions sell, transfer or otherwise dispose of any Collateral and then rent or lease, as lessee, such Property or any part thereof for any period or periods.

(d)           Transactions with Affiliates. Borrower will not, and it will not cause or permit any of its Affiliates to, enter into or be a party to any transaction or arrangement with any Affiliates (including the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliates), except for any transaction or arrangement which (i) is in the ordinary course of business and pursuant to the reasonable requirements of Borrower or such Affiliate’s business, (ii) is upon fair and reasonable terms no less favorable to Borrower or such Affiliates than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or (iii) constitutes a distribution to its shareholders not otherwise prohibited by this Agreement.

(e)           Changes in Nature of Business. Borrower will not, and will not cause or permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower, and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its respective Subsidiaries as of the date of this Agreement, which is the business of acquiring DCMC vehicles for lease to Lessee for Lessee’s use in its daily vehicle rental business.

(f)            Fiscal Year. Borrower will not, and it will not cause or permit any of its respective Subsidiaries to, change its Fiscal Year except as required by law or in accordance with GAAP.

(g)           Location of Collateral. Borrower will not locate nor move, nor allow to be located or moved, any of the Collateral at any time outside United States nor change nor allow any change in:  (i) the state in which any of the Collateral (other than Eligible Vehicle) is located; or (ii) the state in which any Eligible Vehicle is titled or primarily garaged, in each case, without the prior written consent of Lender; provided, however, that nothing in this paragraph is intended to preclude Borrower from permitting Lessee to engage in one-way rentals of Eligible Vehicle in the ordinary course of business which may result in Eligible Vehicles being temporarily located in Canada from time to time. While Borrower has no right to take any of the actions described in this paragraph without the prior written consent of Lender, if Borrower does so, Borrower shall immediately notify Lender of any such actions.

(h)           Master Lease. Borrower shall not and will not cause or permit any of its Subsidiaries or Lessee to, directly or indirectly, by operation of law or otherwise, make any change, amendment, modification or other alteration to the Master Lease without the prior written consent of Lender. Borrower has not breached and is not in default under the Master

Lease. Borrower shall not terminate, fail to renew, breach or be in default under the Master Lease, and Borrower has no knowledge of any claim of or basis for any claim of any such termination, nonrenewal, breach or default. Borrower agrees to fully comply, at Borrower’s own cost and expense, with the terms of the Master Lease (including any renewal option) and to promptly notify Lender of any materially adverse development of which Borrower becomes aware with regard to the Master Lease, including any claim of breach of or default under, or threat of nonrenewal or termination of, or litigation involving the Master Lease.

(i)            Pension Plans. Borrower shall not, and it will not cause or permit any of its respective Subsidiaries to, (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower, any Subsidiary of Borrower or any ERISA Affiliate of any material liability, fine or penalty. Borrower will not, and it will not cause or permit any of its Subsidiaries to, become obligated to contribute to any Pension Plan or Multi-Employer Plan other than any such plan or plans in existence on the date hereof.

(j)            Acquisitions. Borrower will not, and will not cause or permit any of its Subsidiaries to, acquire all or substantially all of the stock or assets of any Person.

(k)           Transactions Not in Ordinary Course of Business. Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction not in the ordinary course of business which could materially and adversely affect either Borrower or any of its Subsidiaries’ ability to repay Borrower’s Obligations or any of the Collateral.

(l)            Amendment of Articles of Incorporation or By-Laws. Borrower will not, and will not cause or permit any of its Subsidiaries to, amend its Certificate or Articles of Incorporation or By-Laws in any manner which could adversely affect the rights or obligations of any of the parties to this Agreement or any of the other Transaction Documents.

(m)          Insolvency, Appointment of Receivers, Etc. Borrower will not, and will not cause or permit any of its Subsidiaries to, go into voluntary bankruptcy or insolvency, or apply for or consent to the appointment of a receiver or trustee of itself or of its Property or make any general assignment for the benefit of its creditors, or suffer any order adjudicating it to be bankrupt or insolvent or appointing a receiver or trustee of it or its respective Property.

(n)           Subsidiaries. Borrower will not, and will not cause or permit any of its respective Subsidiaries to, create or acquire any new Subsidiaries.

(o)           Ownership of Subsidiaries. Borrower will not cause or permit any of its Subsidiaries to (i) authorize or issue any new types, varieties or classes of capital stock or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, (ii) authorize or issue any additional shares of any existing class of capital stock, (iii) declare any stock dividends or stock splits or (iv) take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in any of its Subsidiaries.

SECTION 6. EVENTS OF DEFAULT AND REMEDIES

6.01         Events of Default. The occurrence of any one or more of the following for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise) shall constitute an Event of Default hereunder:

(a)           Borrower shall fail to make any payment of any installment of the principal of and/or interest on, or other sum due hereunder or under the Note, as and when such payments become due and payable according to the terms hereof or the terms of the Note or otherwise and such failure shall continue unremedied for more than one (1) Business Day;

(b)           Borrower shall fail to make any payment of any of the other Borrower’s Obligations as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise or shall fail to perform or observe any term, covenant, or provision contained in Sections 2.04(b) or 5.01(b), and in each case such failure shall continue unremedied for more than one (1) Business Day after the earlier of (i) written notice of default is given to Borrower by Lender, or (ii) an officer of Borrower obtaining knowledge of such failure;

(c)           Any representation, warranty, certification or statement of Borrower made in this Agreement, in any other Transaction Document or in any certificate, financial statement or other agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, is false or misleading in any material respect when made or effected and if such false or misleading representation, warranty certification, or statement is capable of being remedied, it remains unremedied for more than thirty (30) days after the earlier of (i) written notice of default is given to Borrower by Lender, or (ii) an officer of Borrower obtaining knowledge of such failure;

(d)           Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 2.03, 2.08, 5.01(p), 5.01(q), 5.01(s), 5.01(t), 5.01(u), 5.01(v), 5.01(w), 5.01(x), 5.01(y), 5.01(aa), 5.02(b), 5.02(c), 5.02(e), 5.02(i), 5.02(j), 5.02(k), 5.02(l), 5.02(m), 5.02(n) or 5.02(o) of this Agreement;

(e)           Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement or any of the other Transaction Documents (other than those specified in Sections 6.01(a),(b), (c) or (d) above) and, if such failure is of a type that can be remedied by Borrower, such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) an officer of Borrower obtaining knowledge of such default;

(f)            This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower or any of its Subsidiaries, or if the transactions contemplated hereunder or thereunder shall be contested by Borrower or any of its Subsidiaries, or if Borrower or any of its Subsidiaries shall deny that it has any further liability or obligation hereunder or thereunder;

(g)           Any default or “Event of Default” (as defined therein) shall occur under or within the meaning of the any of the Transaction Documents;

(h)           Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor shall (i) apply for or consent to the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or the like of itself or of all or a substantial part of its Property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition and adjustment of debts, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against itself in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i)            An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor, or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor, under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor or (c) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary of Borrower or such Obligor; and such appeal proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days;

(j)            The occurrence of any default or event of default under or within the meaning of any agreement, document or Instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Indebtedness of Borrower, any other Obligor or any Subsidiary of Borrower or Obligor for borrowed money (other than the Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $10,000,000.00;

(k)           Borrower shall have a judgment entered against it by a court having jurisdiction in the premises involving the payment of $10,000,000 or more and such judgment shall not be appealed in good faith or satisfied by Borrower within thirty (30) days after the entry of such judgment;

(l)            The institution by Borrower, any ERISA Affiliate or any Subsidiary of Borrower of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary of Borrower, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan; or the institution by the PBGC of steps to terminate any Pension Plan in each case, that would be reasonably expected to have a Material Adverse Effect;

(m)          Any Property of Borrower, any other Obligor or any Subsidiary of Borrower or Obligor shall be sold for the satisfaction of any Lien thereon or shall be seized and not released within ten (10) days;

(n)           The Master Lease and/or any of the terms, conditions or provisions therein, shall at any time for any reason be amended, modified, altered, superseded, supplemented or otherwise changed by operation of law or otherwise without the express prior written consent of Lender; or

(o)           The occurrence of any Change of Control Event.

6.02         Termination of Funding; Acceleration. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Sections 6.01(h) and 6.01(i)), Lender may declare that its obligation to make any additional Advances on the Loan has terminated, whereupon such obligation shall be immediately and forthwith terminated, and Lender may further declare the entire outstanding principal balance of, all accrued and unpaid interest on and all fees and other amounts due under the Note and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon the entire outstanding principal balance of, all accrued and unpaid interest on and all fees and other amounts owing under the Note and all of the other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under this Agreement or any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence and during the continuance of any Event of Default described in Sections 6.01(h) and/or 6.01(i), Lender’s obligation to make any additional Advances on the Loan shall be immediately and forthwith terminated, and the entire outstanding principal balance of, all accrued and unpaid interest on and all fees and other amounts owing under the Note and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under this Agreement or any of the other Transaction Documents or under applicable law. In addition, upon the occurrence and during the continuance of any Event of Default, all payments due to Borrower under the Program shall be paid directly to Lender.

6.03         Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, Lender shall have, in addition to any and all other rights and remedies contained in this Agreement and in any of the other Transaction Documents, all of the rights and remedies of a secured party under the UCC of the relevant state or states and any other applicable law upon default by a debtor, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law.

6.04         Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to enter upon the premises of Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to Borrower, or any other place or places where the Collateral is believed to be located and kept, to render the Collateral usable or salable, to remove the Collateral therefrom to the premises of Lender or any agent of Lender for such time as Lender may desire in order effectively to collect or liquidate the Collateral, and/or the Lender shall have the right to require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Borrower and Lender. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to take possession of the original books and records of each of Borrower, to obtain access to the data processing equipment, computer hardware and software of each of Borrower, in each case, relating to the Collateral, and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate without charge or liability therefor.

6.05         Certain Notification by Lender. Lender may, in its sole discretion, at any time following the occurrence and during the continuance of any Event of Default hereunder:  (i) notify all lessees, including without limitation, Lessee, Account Debtors, obligors, makers and other counterparties to all of the Collateral of the assignment of the Collateral; (ii) direct such lessees, including without limitation, Lessee, Account Debtors, obligors, makers and other counterparties but excluding all lessees under all Daily Rental Contracts to pay all rentals, payments and proceeds under the Collateral directly to Lender for application to all amounts due on Advances; and (iii) instruct such Account Debtors, lessees, including, without limitation, Lessee, obligors, makers and other counterparties to respond to direct inquiries and requests for information from Lender with respect to any and all matters and transactions involving Borrower or Affiliates. Borrower waives all rights of confidentiality and privacy and instructs such Account Debtors, lessees, including, without limitation, Lessee, obligors, makers and other counterparties to provide Lender with whatever information and schedules Lender may require.

6.06         Sale or Other Disposition of Collateral by Lender. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to sell, lease or otherwise dispose of all or any part of the Collateral and the sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, set-off the amount of such purchase price against the Borrower’s Obligations then owing. Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Lender may, in its sole discretion, cause the Collateral to remain on Borrower’s premises or otherwise or to be removed and stored at premises owned by other Persons, at Borrower’s expense, pending sale or other disposition of the Collateral. Lender shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as Lender may see fit. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 8.04 below, at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. Lender may apply the net proceeds of any sale, lease or other disposition of any of the Collateral or of any other collection of the proceeds of any of the Collateral, after deducting all costs and expenses of every kind incurred therein or incidental to the retaking, holding, preparing for sale, selling, leasing or the like of the Collateral on Borrower’s premises, or elsewhere, or in any way related to Lender’s rights hereunder (including Attorneys’ Fees and expenses, court costs, bonds and other legal expenses, insurance, security guard and alarm expenses incurred in connection with the holding of the Collateral, advertisements of sale of the Collateral, and rental and utilities expense on the premises or elsewhere in connection with storage and sale of the Collateral) to the payment, in whole or in part, of the Borrower’s Obligations, whether due or not due, absolute or contingent, and only after payment by Lender of any other amounts required by any existing or future provision of law need Lender account to Borrower for the surplus, if any. The proceeds of any sale(s), lease(s) or other disposition(s) of any of the Collateral and/or of any collection(s) of any of the Collateral shall be applied by Lender in the following order:  (1) first, to the payment of all costs, expenses, liabilities and advances made or incurred by Lender in connection with the collection and enforcement of the Borrower’s Obligations and the sale or other realization upon the Collateral; provided, however, that nothing herein is intended to relieve Borrower of its obligation to pay such costs, expenses, liabilities and Advances; (2) second, to the payment of that portion of the Borrower’s Obligations constituting accrued and unpaid interest and fees; (3) third, to the payment of all of the other Borrower’s Obligations; and (4) fourth, to the payment of any surplus remaining after the payment of the amounts mentioned, to Borrower or to whomsoever may be lawfully entitled thereto. Borrower shall remain liable to Lender for the payment of any deficiency, and Lender may recover the deficiency with interest at the Default Rate. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender’s security interest in the Collateral until all of the Borrower’s Obligations are fully paid and this Agreement has been terminated. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. Lender is hereby granted a license or other right to use, without charge, Borrower’s Inventory, Equipment, real estate and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing advertising for sale or lease and selling or leasing any Inventory or other Collateral and Borrower’s rights under all licenses, leases and franchise agreements shall inure to Lender’s benefit until all of the Obligations are paid in full.

6.07         Lender’s Care of Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such action for that purpose as Borrower requests in writing, but failure of Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of Lender to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

6.08         Power of Attorney. Borrower hereby makes, constitutes and appoints Lender (and all persons designated by Lender) the true and lawful agent and attorney-in-fact of Borrower and its Subsidiaries with full power of substitution (a) if an Event of Default has occurred, to receive, open and dispose of all mail addressed to Borrower or any of its Subsidiaries relating to the Collateral, (b) if an Event of Default has occurred, to notify and direct the United States Post Office authorities by notice given in the name of Borrower or any of its Subsidiaries and to sign on behalf of Borrower or such Subsidiary, to change the address for delivery of all mail addressed to Borrower or such Subsidiary relating to the Collateral to an address to be designated by Lender, and to cause such mail to be delivered to such designated address where Lender may open all such mail and remove therefrom any notes, checks, acceptances, drafts, money orders or other Instruments included in the Collateral in which Lender has a security interest under the terms of this Agreement, with full power to endorse the name of Borrower or such Subsidiary upon any such notes, checks, acceptances, drafts, money orders, Instruments or other documents relating to the Collateral or security of any kind and to effect the deposit and collection thereof, and Lender shall have the further right and power to endorse the name of Borrower or such Subsidiary on any documents relating to the Collateral, (c) to sign the name of Borrower or such Subsidiary to drafts against its lessees, including Lessee or other debtors, to notices to such lessees, including Lessee or other debtors, to assignments and notices of assignments, financing statements or other public records or notices and all other Instruments and documents, (d) to do any and all things necessary and take such actions in the name and on behalf of Borrower or such Subsidiary to carry out the intent of this Agreement, including the grant of the security interest granted under the Security Agreement and to perfect and protect the security interest granted to Lender in respect to the Collateral and the Lender’s rights created under this Agreement and each of the other Transaction Documents. Borrower agrees that neither Lender nor any of its agents, designees or attorneys-in-fact will be liable for any acts of commission or omission (other than for acts of commission or omission which constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order), or for any error of judgment or mistake of fact or law in respect to the exercise of the power of attorney granted under this Section. The power of attorney granted under this Section shall be irrevocable.

6.09         Waiver of Demand. DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED BY BORROWER. BORROWER ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

6.10         Waiver of Notice. IN THE EVENT OF A DEFAULT OR EVENT OF DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

SECTION 7. DEFINITIONS

7.01         Certain Defined Terms.

In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

“Account Debtor” shall mean any Person who is and/or may become obligated to Borrower under or on account of an Account.

“Accountants” shall mean the independent certified public accountants of Borrower and Lessee, which accountants shall be Ernst & Young, PriceWaterhouseCoopers or such other independent certified public accounting firm selected by Borrower or Lessee and acceptable to Lender.

“Accounts” shall mean all of Borrower’s now owned and hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, notes, drafts, acceptances, chattel paper, insurance or sale proceeds and other forms of obligation now or hereafter owned or held by or payable to Borrower in respect or arising out of or related to any and all Eligible Vehicles (including all of the foregoing arising from the sale or lease of Eligible Vehicles (excluding Daily Rental Contracts) or other goods or the rendering of services by Borrower or howsoever otherwise arising), including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the Accounts; all such merchandise that may be reclaimed or repossessed or returned to Borrower; all of Borrower’s rights as an unpaid vendor or Lessor; all pledged assets and all letters of credit, guaranty claims, liens and security interests held by or granted to Borrower to secure payment of any Accounts; all proceeds and products of all of the foregoing described properties and interests in properties; and all ledgers, books of account, records, computer programs, computer disks and tape files, computer printouts, computer runs and other computer prepared information relating to any of the foregoing.

“Acknowledgment and Consent to Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement” shall mean that certain Acknowledgment and Consent to Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement executed by lessee and delivered to Lender in connection herewith.

“Adjusted Purchase Price” shall mean the amount paid to DCMC to purchase such Eligible Vehicle less the amount, if any, of any of the following: manufacturer’s incentives, Daily Rental Incentive Payments, charges for any taxes or license, holdback amounts, dealer profit, preparation costs and other charges.

“Affiliate” shall mean with respect to any Obligor, any of (i) a director or officer of any Obligor, (ii) a spouse, parent, sibling or descendant of any Obligor (or a spouse, parent, sibling or descendant of any director or officer of any Obligor) and (iii) any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with any Obligor.

“ANC” shall mean ANC Rental Corporation, a Delaware corporation.

“Annual Budget” shall mean, for the applicable Fiscal Year of Lessee, Lessee’s projected budget for such Fiscal Year providing detailed information on a quarterly basis of revenue, expense, net income and cash flows for Lessee, or the case may be, or lessee, on a consolidated basis, to be delivered to Lender in accordance with Section 5.01(a)(i).

“Attorneys’ Fees” shall mean the reasonable fees and expenses (and costs, charges and expenses related thereto) of the attorneys (and all paralegals) employed or engaged by Lender from time to time (i) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, termination, administration and/or enforcement of this Agreement or any of the other Transaction Documents, (ii) to represent

Lender in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to take any action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower, any other Obligor or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, this Agreement or any of the other Transaction Documents, Borrower or any other Obligor, (iii) to protect, inspect, examine, collect, lease, sell, take possession of or liquidate any of the Collateral and (iv) in connection with the enforcement of any security interest in or other Lien upon any of the Collateral or any of Lender’s rights under any Transaction Document.

“Auction Proceeds” shall mean the net US Dollars received by DCMC from the sale of such Eligible Vehicle through a Lender-designated auction together with the fee charged by the auctioneer to DCMC to sell the Eligible Vehicle through such auction.

“Authorized Individual” shall mean any of the persons listed on Schedule 2.02 or any other individual as provided herein.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended from time to time, and any successor statute of similar import, together with the rules thereunder, in each case as in effect from time to time. Reference to sections of the Bankruptcy Code shall be construed to also refer to any successor sections.

“Borrower’s Obligations” shall mean any and all indebtedness (principal, interest, fees and other amounts), indemnities, reimbursements, liabilities and obligations of Borrower to Lender evidenced by or arising under this Agreement, the Note, or any of the other Transaction Documents, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise.

“Business Day” shall mean any day on which Lender’s offices are open for carrying on substantially all of Lender’s business and does not include any Saturday or Sunday.

“Capital Contribution” shall mean the capital contribution made by Lessee to Borrower in the amount of $20,000,000 in cash made no later than the date of the Initial Advance.

“Cerberus Loan” shall mean the $150,000,000.00 revolving credit facility provided to Lessee by Cerberus Capital Management, L.P., a Delaware limited partnership or another lender reasonably acceptable to Lender.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., as amended from time to time, and regulations promulgated thereunder.

“Change of Control Event” shall mean the acquisition after the date of this Agreement by any Person or group of Persons who are Affiliates (in any transaction or series of related transactions) of (i) record or beneficial ownership or more than fifty percent (50%) of any class of capital stock of Borrower, (ii) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Borrower or (iii) all or substantially all of the assets and Properties of Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. Reference to sections of the Code shall be construed to also refer to any successor sections.

“Collateral” shall have the meaning ascribed thereto in each and every Security Agreement executed by Borrower in favor of Lender and delivered to Lender in connection with any and all Advances and the Loan hereunder.

“Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement” shall mean that certain Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement dated as of the date hereof by and among Borrower and Lender.

“Control” shall mean the possession, directly or indirectly, or the power to vote ten percent (10%) or more of any class of voting securities of any Person or the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controls” and “Controlled” shall have correlative meanings.

“Daily Rental Contract” shall mean any agreement by and between Lessee and any Person for the rental of an Eligible Vehicle on an hourly, daily, weekly or monthly basis (excluding normal taxi cab usage) with no Eligible Vehicle’s (or combination of Eligible Vehicles’) rental to exceed three (3) months with any one Person.

“Daily Rental Incentive Payment” shall mean with respect to any Eligible Vehicle any incentive monies paid to the Lessee by DCMC which are not deducted from the factory invoice and are not deducted by DCMC when calculating the guaranteed depreciation repurchase price under the Program.

“DCMC” shall mean DaimlerChrysler Motors Company.

“Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” shall mean the Interest Rate plus two percent (2%) or the highest lawful rate, whichever is less.

“Document” means document of title, bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Down Payment” means cash in the amount equal to ten percent (10%) of the Adjusted Purchase Price of each Eligible Vehicle except that with respect to each Refinanced

Eligible Vehicle, the Down Payment shall mean cash in the amount equal to ten percent (10%) of the difference between (i) the original purchase price of such Refinanced Eligible Vehicle and (ii) all reductions in the guaranteed maximum depreciation amount for such Refinanced Eligible Vehicle through the Advance Date for such Refinanced Eligible Vehicle calculated in accordance with the Program.

“Eligible Vehicle” shall mean a new motor vehicle manufactured by DCMC and available for purchase under the DCMC Guaranteed Depreciation Program as described in that certain DCMC Bulletin No. 2004-08 dated July 1, 2003 attached hereto and incorporated herein as Exhibit G (the “Program”) (including accessories and attachments thereto) which will be leased by Borrower to Lessee and by Lessee to others on a daily rental basis.

“Environmental Claim” shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased, chartered or operated by Borrower or Lessee or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

“Environmental Law” shall mean any and all international, Federal, state or local statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, including CERCLA, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act of 1966, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, in each case as now or hereafter amended, and all rules, regulations, guidance documents and publications promulgated under any one or more thereof.

“Equipment” shall mean all of Borrower’s now owned and hereafter acquired machinery, equipment, goods and other tangible personal property (other than Inventory), including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, engineering, processing and manufacturing equipment, office machinery, furniture, furnishings, materials handling equipment, tools, attachments, accessories, motor vehicles, rolling stock, automotive equipment, trailers, forklifts, molds, dies, stamps and other machinery and equipment of every kind and nature, and fixtures not forming a part of real estate, wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor and all manuals, drawings, instructions, warranties and rights with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. Reference to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary of Borrower, a member of (i) an “affiliated service group” as that term is defined in Section 414(m) of the Code or (ii) a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001(a)(14) of ERISA.

“Event of Default” shall have the meaning ascribed thereto in Section 6.01.

“First Extended Maturity Date” shall mean August 31, 2008 or such earlier date as the Loan may become due and payable pursuant to the terms of this Agreement.

“First Extended Revolving Credit Period” shall mean the period commencing as of the date of any first extension of the term of this Agreement and ending September 1, 2007 unless extended by Lender pursuant to Section 2.01.

“First Extended Term” with respect to the Interest Rate shall mean the period commencing as of the date of the commencement of the First Extended Revolving Credit Period and ending on the First Extended Maturity Date.

“Fiscal Month” means any month of a Fiscal Year.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31 or such other date that is required by law or in accordance with GAAP or as to which Lender shall agree in writing; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2003 Fiscal Year”) refer to the Fiscal Year ending on the December 31 (or such other date permitted by Lender) occurring during such calendar year.

“GAAP” shall mean, as to a particular Person, generally accepted accounting principles as in effect from time to time in the United States applied on a consistent basis.

“Gain” with respect to an Eligible Vehicle shall mean the amount, if any, by which the Auction Proceeds for the applicable Eligible Vehicle exceeds the Guaranteed Residual Value applicable to such Eligible Vehicle.

“Guaranteed Residual Value” shall mean the net capitalized cost (as defined in the “Example Guaranteed Depreciation Calculation” section of the Program) minus the product of the Daily Rate (as defined in the “Guaranteed Depreciation - Eligible Models and Rates” section of the Program) for the applicable Eligible Vehicle multiplied by the total number of In-Service (as defined under the Program) days.

“Hazardous Substance” shall mean any dangerous, hazardous or toxic material, substance, chemical waste, pollutant or contaminant which is defined as a “hazardous substance” or regulated under any Environmental Law.

“Independent Director” shall mean an individual who is not, and never was, (A) a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director or directors, in such persons’ capacity as such directors, required by Borrower’s Certificate of Incorporation) in any form whatsoever from, or any person that has provided any service (excluding, however, any service provided by the director or directors, in such persons’ capacity as such directors, required by Borrower’s Certificate of Incorporation) in any form whatever to, Vanguard Car Rental USA Inc. or any of its affiliates or associates, (B) a member of the immediate family of any person described above, or (C) any person owning beneficially, directly or indirectly, any outstanding shares of common stock of Vanguard Car Rental USA, Inc. or any of its affiliates, or a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director or directors, in such persons’ capacity as such directors, required by Borrower’s Certificate of Incorporation) in any form whatsoever from, or any person that has provided any service (excluding, however, any service provided by the director or directors, in such persons’ capacity as such directors, required by Borrower’s Certificate of Incorporation) in any form whatsoever to, such beneficial owner or any of such beneficial owner’s affiliates or associates, provided that the ownership of up to 5% of any class of stock (other than stock of Borrower) listed on a national securities exchange shall not prevent an individual from meeting the requirements of this definition, provided further that membership on the board of directors of any affiliate of Lessee that is an SPE shall not prevent an individual from meeting the requirements of this definition.

“Indebtedness” shall mean, with respect to any Person, without duplication, all (i) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of Property or assets, (except trade accounts payable in the ordinary course of business), (ii) obligations secured by any Lien on, or payable out of the proceeds of production from, any Property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (iii) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, and (iv) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property.

“Initial Maturity Date” shall mean August 31, 2007 or such earlier date as the Loan may become due and payable pursuant to Sections 6.02 and 6.03 of this Agreement unless extended by Lender pursuant to Section 2.01.

“Initial Revolving Credit Period” shall mean the period commencing on the date hereof and ending September 1, 2006 unless extended by Lender pursuant to Section 2.01.

“Initial Term” with respect to the Interest Rate shall mean the period commencing as of the date hereof and ending on the Initial Maturity Date.

“Instrument” means a negotiable instrument or a security or any writing which evidences a right to the payment of money.

“Interest Rate” shall mean the Prime Rate during the Initial Term and shall mean the Prime Rate plus .50% per annum during the First Extended Term and the Second Extended Term.

“Inventory” shall mean all inventory of every kind and description, now owned and/or hereafter acquired by or in the custody or possession, actual or constructive, of the Borrower, wherever located, including all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale or lease, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s custody or possession, including inventory on the premises of others and items in transit, and including any returns and repossessions upon any accounts, documents, Instruments or chattel paper relating to or arising from the sale or lease of inventory, and all substitutions and replacements therefor, and all additions and accessions thereto, and all ledgers, books of account, records, computer printouts, computer runs and other computer prepared information relating to any of the foregoing.

“Investment” shall mean any investment by Borrower or any Affiliate in or to any Person, whether payment therefor is made in cash or capital stock of Borrower or such Affiliate, and whether such investment is by acquisition of stock or Indebtedness, or by loan, Advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business, or otherwise.

“Lessee” shall have the meaning ascribed thereto in the third recital.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien, maritime lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes. The term “Lien” shall also include, without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

“Loan” shall have the meaning ascribed thereto in the first recital.

“Mandatory Prepayments” shall have the meaning ascribed thereto in Section 2.04(b).

“Master Lease” shall have the meaning ascribed thereto in Section 3.01(d).

“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition of Borrower or Lessee, (b) material impairment of Borrower’s ability to perform any of its obligations, the Note or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender, the Note or any of the other Transaction Documents provided, however, that the financial losses projected to occur during the first six-month period after the date of this Agreement disclosed in writing by Borrower to Lender prior to the date of this Agreement shall not be considered to have Material Adverse Effect.

“Maximum Lawful Rate” shall have the meaning ascribed thereto in Section 2.07.

“Minimum Capitalization Amount” shall mean an amount equal to Twenty Million Dollars ($20,000,000) less the aggregate total of all Down Payments for all Eligible Vehicles with respect to which any portion of the Advance remains unpaid but not less than zero.

“Multi-Employer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any Subsidiary of Borrower or any ERISA Affiliate or to which Borrower, any Subsidiary of Borrower or any ERISA Affiliate has contributed in the past or currently contributes.

“Note” shall have the meaning ascribed thereto in Section 2.01.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable on any of Borrower’s Obligations or who grants Lender a Lien upon any of the Property or assets of such Person as security for any of Borrower’s Obligations. “Obligor” shall mean each and every Obligor.

“Occupational Safety and Health Laws” shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

“Payment Account” shall mean the account specified on Schedule 2.06 hereof into which all payments from Borrower shall be made, or such other account as Lender shall from time to time specify by notice to Borrower.

“Payoff Letter” shall have the meaning ascribed thereto in Section 3.03(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” shall mean a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower, any Subsidiary of Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

“Permitted Franchisee Use” shall mean use at any time and from time to time of not more that five percent (5%) of all Eligible Vehicles then financed hereunder by franchisees of Borrower who have come into possession of such Eligible Vehicles in the ordinary course of Borrower’s one-way rental business, provided that under the terms of such use Borrower may at any time, at its sole discretion, obtain the return of such Eligible Vehicles.

“Permitted Lease” shall mean only the lease from Borrower to Lessee of Eligible Vehicles which is (i) satisfactory to Lender in its sole discretion (ii) evidenced by the Master Lease and (iii) is expressly subordinated to all interests of Lender in all Eligible Vehicles covered by the Master Lease.

“Permitted Liens” shall mean any of the following:

(a)           Liens in favor of Lender;

(b)           the Permitted Lease; and

(c)           Daily Rental Contracts with respect to Eligible Vehicles.

“Person” shall mean any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, joint stock company, trust, bank, trust company, unincorporated organization, association, corporation, institution, entity, government (whether national, Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof) or other organization, whether or not a legal entity.

“Prime Rate” is the “Prime Rate” as published in The Wall Street Journal, Midwest Edition, from time to time in its “Money Rates” column as the prevailing prime rate, which Prime Rate shall be determined on the date of Note and adjusted thereafter twice each month on the 1st and 16th day of each month (each referred to herein as a “Change Date”) during the term of the Note commencing on the date thereof. In the event any Change Date falls on a day on which The Wall Street Journal is not published or the “Prime Rate” is not available, the Prime Rate shall be determined from the immediately preceding edition of The Wall Street Journal in which the Prime is available.

“Program” shall have the meaning ascribed to it under the definition of Eligible Vehicle.

“Program Payments” shall mean, with respect to each Eligible Vehicle, all payments made under the Program after the Return Date for such Eligible Vehicle received by Lender, except Auction Proceeds, including, without limitation, all guaranteed depreciation payments and auction assistance allowance.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. “Properties” shall mean the plural of Property. For purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes. Notwithstanding any provision herein or in any Transaction Document to the contrary only Borrower shall be deemed to be the sole owner of any and all Eligible Vehicles and entitled to all rights and privileges thereto.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of June 12, 2003, by and among ANC Rental Corporation, a Delaware corporation, and the other Subsidiaries of ANC Rental Corporation that are signatories thereto, CAR Acquisition Company LLC, a Delaware limited liability company, Cerberus Capital Management, L.P. and, solely with respect to Section 2.5, Lehman Commercial Paper Inc., as amended by the First Amendment to the Asset Purchase Agreement, dated as of June 30, 2003, the Second Amendment to the Asset Purchase Agreement, dated as of August 5, 2003, and the Third Amendment to the Asset Purchase Agreement, dated as of October 3, 2003.

“RCRA” shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Refinanced Eligible Vehicle” shall mean an Eligible Vehicle that (a) Borrower or its predecessors financed the initial acquisition of between August 1, 2003 and December 1, 2003; (b) is owned or is being acquired by Borrower free and clear of all Liens other than a Permitted Lien; and (c) is refinanced on or before December 15, 2003, and has not been previously refinanced by Lender.

“Refinancing Amount” shall mean, with respect to each Refinanced Eligible Vehicle, ninety percent (90%) of the difference between (i) the original purchase price for such Refinanced Eligible Vehicle and (ii) the reduction in maximum guaranteed depreciation for such Refinanced Eligible Vehicle calculated in accordance with the Program through the date of the Advance made to finance the Refinanced Eligible Vehicle.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing or previously containing any Hazardous Substance.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA (other than an event for which notice to the PBGC is waived).

“Return Date” shall mean the date on which an Eligible Vehicle is taken out of service and returned to DCMC and accepted by DCMC in accordance with the Program.

“Second Extended Maturity Date” shall mean August 31, 2009 or such earlier date as the Loan may become due and payable pursuant to the terms of this Agreement.

“Second Extended Revolving Credit Period” shall mean the period commencing as of the date of any second extension of the term of this Agreement and ending on September 1, 2008.

“Second Extended Term” with respect to the Interest Rate shall mean the period commencing as of the commencement of the Second Extended Revolving Credit Period and ending on the Second Extended Maturity Date.

“Security Agreement” shall mean each and every Security Agreement executed by Borrower in favor of Lender and delivered to Lender in connection with any and all Advances and the Loan hereunder pursuant to Sections 3.01(c) and 3.02(b), a copy of each of the forms of which is attached hereto as Exhibit C and Exhibit I.

“Servicer” shall mean as Vanguard Car Rental USA, Inc., in its capacity as servicer under the Master Lease and any successor thereto in such capacity.

“Shortfall” with respect to an Eligible Vehicle shall mean the amount, if any, by which the Guaranteed Residual Value for the applicable Eligible Vehicle exceeds Auction Proceeds.

“Solvent” shall mean, when used with respect to any Person, that (i) the fair market value of its assets is in excess of the total amount of its liabilities reflected on a balance sheet prepared in accordance with GAAP, (ii) it is able to pay its debts or obligations in the ordinary course as they mature and (iii) it has capital sufficient to carry on its business and all business in which it is about to engage.

“SPE” shall mean each of ARG Funding Corp., ARG Funding Corp., II, Alamo Financing L.P., National Car Rental Financing Corporation, National Car Rental Financing Limited Partnership and Vanguard SPE I Inc., and any other special purpose bankruptcy-remote entity requiring independent directors pursuant to provisions substantially similar to the provisions of the Certificate of Incorporation of Borrower and either directly or indirectly owned by Vanguard Car Rental USA Inc.

“Stated Rate” shall have the meaning ascribed thereto in Section 2.07.

“Subsidiary” shall mean any corporation, partnership or other business entity of which fifty percent (50%) or more of the issued and outstanding capital stock (or other ownership interest) entitled to vote for the election of directors (managers or other voting members of the governing body of such entity) (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by the Borrower.

“Transaction Documents” shall mean this Agreement, the Note, the Security Agreements, the Master Lease, the Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement, the Acknowledgement and Consent to Collateral Assignment of Master Motor Vehicle Lease and Servicing Agreement, the Vehicle Title and Lienholder Nominee Agreement, Borrower’s counsel opinions and all other agreements, documents, instruments and certificates and all schedules, exhibits and other attachments to any of the foregoing heretofore, now or hereafter delivered to Lender with respect to or in connection with or pursuant to this

Agreement, the Loan made hereunder or any other of Borrower’s Obligations, and executed by or on behalf of Borrower, all as the same may from time to time be amended, modified, extended, renewed, restated or supplemented.

“UCC” shall mean the Uniform Commercial Code as enacted in the state of New York.

“US Dollar” and the symbol “$” mean the lawful currency of the United States of America.

“Vanguard” shall have the meaning ascribed thereto in the third recital to this Agreement.

“Vehicle Credit” shall mean, with respect to each Eligible Vehicle, the amount, if any, by which (a) the Auction Proceeds for the applicable Eligible Vehicle plus the Program Payments, if any, with respect to such Eligible Vehicle, exceeds (b) (i) the unpaid balance of the Advance amount, plus (ii) all unpaid interest, late fees and other amounts due to Lender under the Transaction Documents, each with respect to such Eligible Vehicle.

“Welfare Plan” shall mean a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, any Subsidiary of Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

7.02         Accounting Terms and Determinations. Except as otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

7.03         Construction. Except as otherwise specified herein, all references to any of the Transaction Documents shall mean as the same may hereafter be amended, modified, supplemented, extended, renewed and/or restated in accordance with the terms hereof and all references to laws and regulations shall mean as the same may hereafter be amended or modified. “Including” and other words or phrases of inclusion contained in this Agreement or any other Transaction Document shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations. “Herein,” “hereof,” “hereto,” “hereunder” and similar terms contained in this Agreement or any other Transaction Document refer to this Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular section, paragraph or provision of this Agreement or such other Transactions Document.

7.04         Continuance of and Event of Default. For purposes of this Agreement and the other Transaction Documents, an Event of Default shall deemed to be continuing until it is waived in writing by Lender as required by Section 8.06.

SECTION 8. GENERAL

8.01         No Waiver. Lender’s failure at any time or times hereafter to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. None of the undertakings, agreements, warranties, covenants and/or representations of Borrower contained in this Agreement or the other Transaction Documents and no Default or Event of Default by the Borrower contained in this Agreement or the other Transactions Documents shall be deemed to have been waived by Lender unless such waiver is by an instrument in writing signed by Lender and directed to Borrower. No failure or delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of lender’s lien or set-off. Notwithstanding anything contained herein or in any other Transaction Document to the contrary, Borrower shall have no right and hereby waives any and all statutory, common law or other right it may have to deduct or set-off any amounts owed by Lender to Borrower against amounts due from Borrower to Lender and Borrower’s obligations to make all payments when due hereunder shall not be discharged or excused, in whole or in part, by any amounts due from time to time from Lender to Borrower.

8.02         Costs and Expenses. Borrower agrees, whether or not any Advance on the Loan is made hereunder, to pay Lender upon demand (a) all out-of-pocket costs and expenses and all reasonable Attorneys’ Fees of Lender in connection with the preparation, negotiation, delivery, execution, administration, amendment, modification, extension, renewal, enforcement and/or termination of the Transaction Documents, (b) all recording, filing, appraisal, records search, title insurance and fees, costs and expenses incurred in connection with the Transaction Documents, (c) all out-of-pocket costs and expenses, all reasonable Attorneys’ Fees incurred in connection with the preparation of any waiver or consent hereunder or any amendment, modification, extension or renewal of any of the Transaction Documents or any Event of Default or alleged Event of Default hereunder, (d) if an Event of Default occurs, all out-of-pocket costs and expenses, and all reasonable Attorneys’ Fees incurred in connection with such Event of Default and collection, liquidation and other enforcement proceedings or actions resulting therefrom and (e) all other Attorneys’ Fees incurred by Lender relating to or arising out of or in connection with any of the Transaction Documents. Borrower further agrees to pay or reimburse Lender for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of any of the Transaction Documents. Borrower shall pay the estimated amount of all such costs and expenses on the date hereof and thereafter shall from time to time pay all additional costs and expenses within ten (10) days of receipt of invoice therefor. All of the obligations of Borrower under this Section 8.02 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.03         General Indemnity. In addition to the payment of costs and expenses pursuant to Section 8.02, whether or not any Advance is made, Borrower agrees to indemnify, pay and hold Lender and any holder of the Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable Attorneys’ Fees and expenses) that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of any of the Transaction Documents or any other agreement, document or instrument executed and delivered by Borrower in connection herewith or therewith, the statements contained in any commitment letters delivered by Lender to Borrower, Lender’s agreement to make the Loan hereunder or the use or intended use of the proceeds of the Loan hereunder (collectively, the “indemnified liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.03 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.04         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth below, or at such other address or telecopy number as such party may hereafter specify for the purpose of notice to Lender or Borrower. Each such notice, request or other communication shall be effective on the day on which delivered if delivered in person on the first (1st) Business Day after the day on which sent, if sent by a recognized overnight courier, or sent by facsimile (with answerback confirmation received), or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.

Borrower:

National Rental Group Financing Inc.
7700 France Avenue South
Minneapolis, Minnesota 55425
Telecopy:

With a copy to:

Vanguard Car Rental USA, Inc.
200 S. Andrews Ave., 11th Floor
Ft. Lauderdale, Florida 33301
Attention: Leland Wilson
Telecopy: 954-300-4531

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Stuart D. Freeman, Esq.
Telecopy: 212-593-5955

Lender:

DaimlerChrysler Services North America
27777 Inkster Road
Farmington Hills, Michigan 48334-5326
Attention:	Richard W. DeJarnett
CIMS 405-23-05
Telecopy:	248-427-6540

With a copy to:

Jan Robey Alonzo
Thompson Coburn LLP
One US Bank Plaza, Suite 3400
St. Louis, Missouri 63101
Telecopy: (314) 552-7002

8.05         Lender’s Books and Records. Lender’s books and records showing the account, any and/or all Advances and/or Loan and related information between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.

8.06         Governing Law; Amendments. Except as otherwise provided therein, the Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of New York. The Transaction Documents may not be changed, nor may any term, condition or Event of Default be waived, modified, or discharged except by an agreement in writing, signed by Lender.

8.07         Headings for Convenience. The Section and other headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

8.08         Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not sell, assign, transfer or delegate any of its rights or obligations under this Agreement or under any of the other Transaction Documents. Lender may sell, assign, transfer or otherwise dispose of all or any part of its rights under this Agreement and under the other Transaction Documents to any Person.

8.09         Counterparts. This Agreement and any and/or all other Transaction Documents may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10         Resurrection of Borrower’s Obligations. To the extent that Lender receives any payment on account of any of Borrower’s Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property or assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower’s Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower’s Obligations.

8.11         Marshalling. Lender shall be under no obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Borrower’s Obligations.

8.12         Equitable Relief. Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of Borrower’s Obligations, any remedy at law may prove to be inadequate relief to Lender and Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

8.13         Independence of Covenants. All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

8.14         Joint Participation. Borrower has participated in the drafting of the Transaction Documents and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

8.15         Brokers. Borrower represents and warrants to Lender that it has had no dealings with any broker or agent in connection with this transaction and Borrower covenants and agrees to pay, hold harmless and indemnify Lender from and against any and all costs, expenses and/or liabilities for any compensation, commissions and charges claimed by any broker with respect to the financing described herein.

8.16         Partial Invalidity. The invalidity of any one or more of the provisions of this Agreement and/or any of the other Transaction Documents shall not affect the remaining provisions hereof or thereof; and if one or more provisions of this Agreement and/or any of the other Transaction Documents shall be deemed invalid in whole or in part by reason of any present or future law of the United States or any State or any decision of any court, Borrower will execute and deliver such other and further instruments and do such things as in the opinion of counsel for the Lender will carry out the true intent and spirit of this Agreement.

8.17         WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, MICHIGAN OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, AS LENDER MAY ELECT, IN ANY SUIT,

ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE BORROWER’S OBLIGATIONS, (B) AGREES THAT ALL CLAIMS IN RESPECT TO ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER, AND, BY ITS ACCEPTANCE HEREOF, LENDER, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE BORROWER’S OBLIGATIONS.

8.18         NO ORAL AGREEMENTS; ENTIRE AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER AND LENDER COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN BORROWER AND LENDER, EXCEPT AS BORROWER AND LENDER MAY LATER AGREE IN WRITING TO MODIFY THEM. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN BORROWER AND LENDER AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS (ORAL OR WRITTEN) RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

IN WITNESS WHEREOF, the parties have executed this Financing Agreement as of the day and year first above written.

NATIONAL RENTAL GROUP FINANCING INC.

By	/s/ Orlando Figueroa
Title:	President
Printed Name:	Orlando Figueroa

DAIMLERCHRYSLER SERVICES NORTH
AMERICA LLC

By	/s/ Paul E. Knauss
Title:	Vice President
Printed Name:	Paul E. Knauss